Exhibit 10.1

EXECUTION COPY

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is made and entered into effective as of the 10th day of October, 2014, by and between the ROBERT A. FICOCELLI REVOCABLE TRUST (the “Trust”), ROBERT A. FICOCELLI, individually (“Ficocelli”), and STEPHEN R. HOMER, individually (“Homer”) (the Trust, Ficocelli and Homer are herein referred to as “Seller Parties” or each a “Seller Party”), and MAGNEGAS CORPORATION, a Delaware corporation (“Purchaser”).

WITNESSETH :

WHEREAS, the Trust and Homer own, in the aggregate, all the shares of the common stock, par value $5.00 per share (the “Shares”), of Equipment Sales and Service, Inc. a Florida corporation (the “Corporation”), which Shares constitute all of the issued and outstanding capital stock of the Corporation;

WHEREAS, the Corporation owns and operates a business of sales and distribution of gases (the “Business”) based from its headquarters in Pinellas Park, Florida; and

WHEREAS, Purchaser desires to purchase from the Trust and Homer, and the Trust and Homer desire to sell to Purchaser, the Shares, subject to and in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements, and conditions hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE 1
PURCHASE AND SALE OF STOCK

Section 1.1 Purchase and Sale of Stock

Upon the terms and subject to the conditions hereof, at the Closing (as defined herein) the Trust and Homer will sell, convey, assign, transfer, and deliver to Purchaser, and Purchaser will purchase, acquire, and accept, all of the Shares; and Purchaser will pay for the Shares as hereinafter provided.

Section 1.2 Additional Equipment

The price to be paid to the Seller Parties by Purchaser for the Shares is Three Million and no/100 Dollars (U.S. $3,000,000.00) (the “Purchase Price”). At the Closing, Purchaser shall deliver to the Seller Parties the Purchase Price, less any amounts deposited into escrow pursuant to Article 9 hereof, in cash or by wire transfer of immediately available funds.

The Parties acknowledge that the Purchase Price to be paid by Purchaser includes the value of certain equipment listed on Schedule 1.2 which is not currently reflected in the Corporation’s books, as it has been fully depreciated, but is owned by the Corporation free and clear of any liens.

ARTICLE 2

CLOSING

Section 2.1  Time and Place of Closing

The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Purchaser in Tarpon Springs, Florida on a date to be mutually agreed on by the parties, when all Closing conditions have been met or otherwise waived by the applicable party, upon delivery of the required deliveries pursuant to Section 2.2, but in no event later than November 14, 2014 (the “Closing Date”).

Section 2.2  Deliveries at the Closing

At the Closing:

(a)	Purchaser shall deliver to the Seller Parties

(i)          the Purchase Price as provided for in Section 1.2; and

(ii)         a Certificate of the Secretary of Purchaser certifying as to the incumbency of the Purchaser’s officers authorized to enter into this Agreement on behalf of Purchaser, as to the continuing effectiveness of any corporate resolutions of Purchaser authorizing Purchaser to consummate the transactions contemplated hereby (attaching the appropriate resolutions), and as to the representations of Purchaser under Article 5 hereof.

(b)	Seller Parties shall deliver to Purchaser

(i)          certificates representing the Shares with applicable stock transfer tax stamps, if any, duly endorsed or accompanied by stock powers duly executed in blank and otherwise in form acceptable for transfer on the books of the Corporation and with any other documents that are necessary to deliver to Purchaser good and valid title to the Shares;

(ii)         Certification of Trust of Robert Ficocelli, as trustee of the Trust, regarding his status and authority as Trustee, in the form attached as Exhibit 2.2(b)(ii) hereto.

(iii)         the books and records of the Corporation;

(iv)        the executed Non-Competition and Non-Solicitation Agreements, for each Seller Party, as defined in Section 3.2 hereof;

(v) legal opinion of counsel to Seller Parties in the form attached as Exhibit 2.2(b)(v); and

(vi)        the executed Employee Agreements.

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(c)	Seller Parties and Purchaser shall deliver to one another the executed Lease Agreement (as defined in Section 3.1 hereof), together with all keys to the premises leased thereunder.

(d)	Each party hereto shall deliver to the appropriate recipient all other previously undelivered documents, instruments, and writings required to be delivered by it or him at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

Section 2.3 Interdependence

The transfer and deliveries described in this Article 2 are mutually interdependent and regarded as occurring simultaneously as of the close of business on the Closing Date; and, unless waived by both the transferor and transferee, no such transfer or delivery shall become effective unless and until all other transfers and deliveries provided for in this Article 2 have also been consummated.

ARTICLE 3
RELATED AGREEMENTS

Section 3.1 Lease Agreement

At the Closing, Purchaser and Trust shall enter into a lease agreement for the premises which currently serve as the Corporation’s headquarters in Pinellas Park, in substantially the form attached hereto as Exhibit 3.1 (the “Lease Agreement”). A condition to Purchaser’s execution of the Lease Agreement shall be Purchaser’s satisfaction with a physical inspection of the premises conducted by a certified building inspector engaged by Purchaser at Purchaser’s sole cost, to be held a minimum of five (5) business days prior to Closing,

Section 3.2 Restrictive Covenant

As additional incentive for Purchaser to purchase the Shares, at the Closing, each of Ficocelli and Homer shall execute a non-competition and non-solicitation agreement in favor of Purchaser in the form of Exhibit 3.2 (the “Non-Competition and Non-Solicitation Agreement”). The parties agree that adequate consideration for the Non-Competition and Non-Solicitation Agreement is included in the Purchase Price and that such an agreement is an integral part of this Stock Purchase Agreement and is incorporated by reference herein. The agreement of Ficocelli and Homer to abide by the provisions of his respective Non-Competition and Non-Solicitation Agreement form an integral part of the good will of the Corporation’s business being purchased. Each Seller Party further acknowledges that his or its sale of the Shares of the Corporation includes inherently a transfer of all of the Corporation’s assets, including the Corporation’s trade secrets and other intellectual property as described in Section 4.15 of this Agreement.

Section 3.3 IRS Allocation of Purchase Price

Each Seller Party and Purchaser agrees to file IRS Form 8594 and all federal, state, local and foreign Tax returns in accordance with allocation of the Purchase Price between the Shares and the Non-Competition and Non-Solicitation Agreement, to be agreed upon by the parties prior to closing.

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Section 3.4 Further Assurances

The parties hereto agree that each will execute and deliver to the others any and all documents in addition to those expressly provided for in this Agreement that may be reasonably necessary or appropriate to carry out the intent of this Agreement and the transactions contemplated hereby, whether at or after the Closing. Each Seller Party further agrees that at any time and from time to time after the Closing the Seller Parties will execute and deliver to Purchaser such further conveyances, assignments, or other written assurances, and take such further actions, as Purchaser may reasonably request to perfect and protect Purchaser’s title to the Shares.

Section 3.5 Employment Agreements

The Seller Parties shall solicit the employees listed on Schedule 3.5 to enter into an employment agreement with the Corporation, on terms satisfactory to Purchaser (the “Employment Agreements.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER PARTIES

The Seller Parties hereby represent and warrant, jointly and severally, to Purchaser as follows:

Section 4.1 Ownership of Shares and Capacity to Sell

The Trust owns beneficially and of record seventy-five (75) Shares. Homer owns beneficially and of record twenty-five (25) Shares. Each of Ficocelli, as trustee of the Trust, and Homer has the full legal right, power, and authority to sell, convey, assign, and transfer the Shares to Purchaser pursuant to this Agreement free and clear of any lien, claim, charge, encumbrance, or restriction whatsoever, so that upon delivery of such Shares to Purchaser, good, and valid title to such Shares will vest in Purchaser free and clear of any lien, claim, charge, encumbrance, or restriction whatsoever.

Section 4.2 Corporate Organization

The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida. The Corporation has all requisite corporate power and authority to own, operate, and lease its properties and to carry on the Business as now being conducted.

Section 4.3 Capitalization

The authorized capital stock of the Corporation consists of one hundred (100) shares of common stock, par value $5.00 per share. The Shares are all of the issued and outstanding shares of capital stock of the Corporation. All of the Shares are duly authorized and issued, fully paid, and non-assessable. There are no outstanding options or warrants for any stock of the Corporation.

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Section 4.4 Authorization

Homer is a natural person and has full right, capacity and authority to enter into this Agreement and any other documents contemplated hereunder (the “Transaction Documents”) and to sell, assign, transfer and deliver the Shares to be sold by him hereunder and to perform his other obligations under each Transaction Document to which he is a party. Each of the Trust, upon execution of this Agreement by Ficocelli as its trustee, and Ficocelli has full right, capacity and authority to enter into this Agreement and the Transaction Documents and to sell, assign, transfer and deliver the Shares to be sold by the Trust hereunder and to perform their respective other obligations under each Transaction Document to which either the Trust or Ficocelli is a party. Assuming that this Agreement constitutes the valid and binding obligation of Purchaser, this Agreement constitutes the valid and binding obligations of the Seller Parties, enforceable in accordance with its terms, except as the enforceability hereof may be subject to or limited by applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally and to general principles of equity being applied at the discretion of the courts.

Section 4.5 Consents and Approvals

Neither the execution and delivery by Seller Parties of this Agreement, nor the consummation by Seller Parties of the transactions contemplated hereby, nor compliance by Seller Parties with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of the Corporation of any instrument creating or governing the Trust; (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any court or governmental authority, applicable to the Corporation or Seller Parties, or any of their respective properties; (iii) require any consent, approval, or authorization of, or notice to, or declaration, filing, or registration with, any governmental or regulatory authority; or (iv) violate or conflict with, or result in a breach of, or constitute a default under, or require consents from any other party to, or result in a right of termination or cancellation of, or result in acceleration of any right or creation of any lien under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, or other instrument or commitment or obligation relating to the Business of the Corporation or to which any of the Seller Parties or the Corporation is or was a party or by which any of them or any of their respective properties may be or was bound or affected.

Section 4.6 Financial Statements

The Corporation’s fiscal year ends December 31. The Seller Parties have previously delivered to Purchaser the (a) audited balance sheet and statements of income, and cash flow of the Corporation as of and for the fiscal years ended December 31, 2013 and 2012 (the “Audited Financial Statements”); and (b) unaudited balance sheets and statements of income, and cash flow for the six months ended June 30, 2014 (the “Balance Sheet Date”) of the Corporation (the “Unaudited Statements”). The Audited Financial Statements and the Unaudited Statements are hereinafter jointly referred to as the “Financial Statements.” The Financial Statements were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods covered thereby, present fairly and accurately the financial condition of the Corporation as of such dates and the results of operations for such periods and are correct and complete, and are consistent with the books and records of the Corporation.

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Section 4.7 Absence of Undisclosed Liabilities/Subsequent Events

Except as disclosed on Schedule 4.7, the Corporation did not have as of the Balance Sheet Date any material liabilities or obligations except for liabilities reflected on the Financial Statements. Since the Balance Sheet Date the Corporation has operated the Business in the ordinary course of business consistent with past custom and practice.

Section 4.8 Legal Proceedings

As of the date of this Agreement, there are no claims, actions, suits, inquiries, investigations, or other proceedings pending or, to the best knowledge of each Seller Party, threatened or imminent, relating to Seller Parties or the Corporation before any court or governmental body. None of the Seller Parties or the Corporation is subject to any judgment, order, decree, or any governmental restriction which is likely to result in any change in or effect on the Corporation that is materially adverse to the business, properties, earnings, prospects, or condition (financial or otherwise) of the Corporation.

Section 4.9 Title to Properties and Related Matters

Schedule 4.9 attached hereto sets forth, as of the date of this Agreement an accurate and reasonably detailed listing of the machinery, equipment, vehicles, and other items of tangible personal property owned or leased by the Corporation, having in the case of each item a value in excess of Five Thousand Dollars (U.S. $5,000.00), indicating in each case whether owned or leased. The Corporation has good, valid, and marketable title to all of its assets and any other property which the Corporation purports to own; such assets and properties and title thereto are free and clear of all liens, mortgages, pledges, claims, charges, security interests, and other encumbrances (all of the foregoing encumbrances being referred to herein as a “Lien” or “Liens”), except, with respect to each such property, Liens which relate to current Taxes not yet due, and which, in any event, do not materially detract from or impair the marketability, value, or present use of such property (the foregoing exceptions being referred to herein as the “Permissible Exceptions”). Schedule 4.9 sets forth all the assets used by the Corporation in the Business and all assets required for the Business as conducted to date by the Corporation.

Section 4.10 Taxes and Tax Returns

There are no Liens with respect to Taxes (except for Permissible Exceptions). For purposes of this Agreement, (i) the term “Taxes” shall mean all taxes, charges, fees, levies, or other assessments, including, without limitation, income, gross receipt, excise, property, sales, use, license, payroll, and franchise taxes, imposed by the United States, or any state, local, or foreign government or subdivision or agency thereof, whether computed on a unitary, combined, or any other basis; and such term shall include any interest and penalties or additions to tax; and (ii) the term “Tax Return” shall mean any report, return, or other document or information required to be supplied to a taxing authority in connection with Taxes.

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All Tax Returns required to be filed by or on behalf of the Corporation with respect to all periods ended prior to the date of this Agreement have been duly filed with the appropriate authorities and such Tax Returns are accurate in all material respects. All Taxes (including estimated tax payments) required to be shown on such Tax Returns or claimed to be due from the Corporation or with respect to its business have been paid or reflected as a liability on the books and records of the Corporation. All deficiencies asserted as a result of any federal, state, or local tax audits have been paid or finally settled and no issue has been raised in any such audit which, by application of the same or similar Principles, reasonably could be expected to result in a proposed deficiency for any other period not so audited. No state of facts exists or has existed which would constitute grounds for the assessment of any tax liability with respect to the periods which have not been audited by the Internal Revenue Service or by other appropriate federal or state authorities. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Return for any period. Seller Parties shall be responsible for the filing of all Tax Returns for the Company for all periods ending on or before the Closing Date. Purchaser agrees to cooperate fully with Seller Parties in the filing of such Tax Returns.

Section 4.11 Material Contracts

Schedule 4.11 attached hereto lists and briefly describes all Material Contracts as of the Closing Date. As used herein the term “Material Contract” shall mean a contract, agreement, instrument, arrangement, understanding, lease, or rental agreement, whether written or verbal, to which the Corporation is a party, which (i) provides for aggregate payments by the Corporation of Five Thousand Dollars (U.S. $5,000.00) or more, or (ii) by its terms extends for a period ending (or is not otherwise terminable for a period of) more than one year after the Closing Date. Each such contract is enforceable and will continue to be enforceable on identical terms following the Closing. Neither the Corporation nor any of the counter-parties to any such contract is or has been in breach or violation of, or default under, any of such contract’s provisions.

Section 4.12 Litigation.

Schedule 4.12 sets forth each instance in which any of the Seller Parties or the Corporation (a) is subject to any pending or outstanding order, ruling, decision, award, judgment, consent, decree, writ, injunction, or other similar determination or finding by, before or under any governmental body or arbitrator (an “Order”); or (b) is a party, the subject of or, to the Seller Parties’ knowledge, is threatened to be made a party to or the subject of any action, lawsuit, arbitration, mediation, investigation or similar proceeding by or before any arbitrator or governmental body (an “Action”). No Order or Action required questions the enforceability of a Transaction Document or any of the transactions contemplated thereunder (the “Transactions”), or could result in any material adverse effect on the Business or the Corporation, and the Seller Parties have no basis to believe that any such Action may be brought or threatened against the Seller Parties, the Corporation or Purchaser.

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Section 4.13 Environmental, Health and Safety Matters.

Except as set forth in Schedule 4.13, (a) the Seller Parties and the Corporation are in compliance with all Environmental Laws (as defined below) and other federal, state and local health and safety requirements (jointly with the Environmental Laws, the “Environmental, Health and Safety Requirements”) in connection with owning, using, maintaining and operating the Business; (b) the premises leased under the Lease Agreement are and have been in compliance with all Environmental, Health and Safety Requirements; (c) Seller Parties and the Corporation have not used, stored, treated, transported, shipped off-site, manufactured, generated, refined, handled, produced, disposed, or released any hazardous materials on, under, at, to, from or in any way affecting any real property owned, operated or used at any time by the Business in any manner that (i) constituted or constitutes a violation of any Environmental, Health and Safety Requirements, or (ii) required or requires remediation or abatement under any Environmental, Health and Safety Requirements; (d) none of the Seller Parties or the Corporation or the Business has agreed to indemnify or hold harmless any other person for any violation of Environmental, Health and Safety Requirements or any remediation required thereunder and, to the extent that either is subject to such an agreement, none of the Seller Parties or the Corporation or the Business have been subject to a claim to so indemnify or hold harmless any such other person and, to Seller Parties’ knowledge, there are no circumstances that could reasonably be expected to result in such a claim; (g) none of the Seller Parties or the Corporation or the Business have given any release or waiver of liability related to the presence of any Hazardous Materials; and (h) Seller Parties and the Corporation have delivered to Purchaser true and complete copies and results of all permits, environmental reports, investigations, disclosures, studies, sampling results, analyses, assessments, tests, plans, and audits that are in the possession or control of Seller Parties and the Corporation related to the Business, and any real property operated or used at any time by the Business. All Permits required to be held by Seller Parties and the Corporation or the Business pursuant to Environmental, Health and Safety Requirements are set forth on Schedule 4.11.

“Environmental Law(s)” means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way or any other legally binding requirement relating to the environment, natural resources, spills or pollution, or protection of human health and safety including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, exposure to, or cleanup of any substance, material or waste which is regulated by the United States, or any state or local governmental body, including petroleum and its by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, lead-based paint, and any material or substance which is defined as a “hazardous waste” or similar label, including any substance the presence, use, handling, storage or disposal of which is prohibited under any provisions of U.S. or state law. For the avoidance of doubt, Environmental Laws shall include but is not limited to the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Emergency Planning and Right-To-Know Act (42 U.S.C. § 11101 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Solid Waste Disposal Act (42 U.S.C. § 6901 et seq.) (including the Resource Conservation and Recovery Act), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300(f) et seq.), the Lead-Based Paint Exposure Reduction Act (42 U.S.C. § 2681 et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and all Laws of a similar nature, and the rules and regulations promulgated pursuant thereto, each as amended.

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Section 4.14 Employee Benefits.

Schedule 4.14 lists each non-qualified deferred compensation plan, qualified defined contribution retirement plan, qualified defined benefit retirement plan or other material fringe benefit plan or program that the Corporation maintains or to which the Corporation contributes with regard to any individual employed in the Business (“Employee Benefit Plans”). With respect to any Employee Benefit Plan, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), which is subject to ERISA and which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to, within six years prior to the Closing Date, by Seller Parties and the Corporation or any person deemed to be affiliated or aggregated with Seller Parties and the Corporation under Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986 (the “Code”) or Section 4001(a)(14) of ERISA, (a) no unsatisfied withdrawal liability or obligation, within the meaning of Section 4201 of ERISA, has been incurred, (b) no unsatisfied liability or obligation to the Pension Benefit Guaranty Corporation has been incurred by the Corporation or any ERISA Affiliate, (c) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred and (d) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made. With respect to any kind of Employee Benefit Plan, such plan has been funded and maintained in compliance with all Laws applicable thereto and the requirements of such plan’s governing documents.

Section 4.15 Intellectual Property.

Schedule 4.15 sets forth a true and complete list of (i) all trademarks, service marks and trade names, and all federal and state registrations or applications for registration relating thereto, and all licenses granted to the Corporation or to Seller Parties relating thereto, which are used or held for use in the Business and (ii) all telephone, telecopy and e-mail addresses, websites and listings used in the Business. Except as set forth in Schedule 4.15, the Seller Parties and the Corporation own, or possess adequate rights to use, all Intellectual Property used in the Business. No Permit is required for the assignment of all interests in the Intellectual Property used in the Business to Purchaser as part of the Transactions. The Seller Parties and the Corporation’s use of the Intellectual Property in the Business does not, and Purchaser’s use of such Intellectual Property after Closing will not, infringe upon any rights any other person owns or holds. Schedule 4.15 also includes a general description of the Corporation’s trade secrets or a description of the Corporation’s records that contain such trade secrets.

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Section 4.16 Inventory.

The inventories of the Business (i) are in good, merchantable and useable condition and (ii) are, in the case of finished inventory, of a quality and quantity saleable at full value in the Ordinary Course of Business and, in the case of all other inventories, of a quality and quantity useable in the Ordinary Course of Business. The inventory obsolescence policies of the Corporation with respect to the Business are appropriate for the nature of the products sold and the marketing methods used by the Business. Schedule 4.16 sets forth a list of places where inventories of the Business are located as of the Closing Date. There has been no change in inventory valuation standards or methods with respect to the Inventory in the prior three years. The quantities of any kind of inventory are reasonable in the current (and the currently foreseeable) circumstances of the Business. None of the Seller Parties or the Corporation holds any items of inventory on consignment from other persons, and no other person holds any items of inventory on consignment from the Corporation.

Section 4.17 Receivables.

All of the Corporation’s receivables, including all contracts in transit, manufacturers warranty receivables, notes receivable, accounts receivable, trade account receivables, and insurance proceeds receivable (“Receivables”) relate to the Business and are enforceable, represent bona fide transactions, arose in the Corporation’s Ordinary Course of Business and are properly reflected on the Corporation’s books and records. All of the Receivables are good and collectible receivables, are current and will be collected in accordance with past practice and the terms of such Receivables (and in any event within six months following the Closing Date) without any set off or counterclaims. No customer or supplier of the Corporation is entitled to any payment terms other than terms in the Corporation’s Ordinary Course of Business.

Section 4.18 Employees.

Schedule 4.18 contains a complete and accurate list of the following information for each employee of the Corporation: name, job title, date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since December 31, 2013; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan. The Corporation has not has changed the location of employment of any employee to or from the Business since December 31, 2013. The Corporation is not a party to any collective bargaining agreement with respect to any of its employees and no collective bargaining agreement determines the terms and conditions of employment of any person employed in the Corporation. No persons employed by the Corporation are on strike or, to the knowledge of the Seller Parties, threatening any strike or work stoppage, and there is no pending union representation election or negotiation of a collective bargaining agreement with respect to persons employed by the Corporation.

Section 4.19 Corporation’s Headquarters

The Corporation’s current headquarters are as described in the Lease Agreement (the “Lease Premises”). The Lease Premises are owned by the Trust free and clear of any liens, mortgages or other encumbrances on such Lease Premises.

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Section 4.20 Accuracy of Information Furnished.

No representation, statement or information contained in this Agreement, any of the Transaction Documents or any contract or other document made available or furnished to Purchaser or its representatives by the Seller Parties or the Corporation contains any untrue statement of a material fact or omits any material fact necessary to make the information contained therein not misleading. All projections and estimates that have been provided to Purchaser were, at the time of creation, reasonably made in good faith based on reasonable assumptions, given the circumstances at the time such assumptions were made.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller Parties as follows:

Section 5.1 Organization of Purchaser

Purchaser is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

Section 5.2 Corporate Authorization

Purchaser has full corporate right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and all corporate resolutions required to authorize Purchaser to consummate the transactions contemplated hereby have been now or will, as of the Closing Date, have been adopted. Assuming that this Agreement constitutes the valid and binding obligations of the Seller Parties, this Agreement constitutes the valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as the enforceability hereof may be subject to applicable bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally and to general principles of equity.

Section 5.3 Consents and Approvals

Neither the execution and delivery by Purchaser of this Agreement, nor the consummation by Purchaser of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of the Purchaser; (ii) violate any order, writ, injunction, decree, judgment, ruling, law, rule or regulation of any court or governmental authority, applicable to the Purchaser, or any of its properties; or (iii) require any consent, approval, or authorization of, or notice to, or declaration, filing, or registration with, any governmental or regulatory authority.

ARTICLE 6
PRE-CLOSING COVENANTS OF SELLER PARTIES

At all times during the period between the execution of this Agreement and the Closing, the Seller Parties and the Corporation shall do (or refrain from doing) the following:

(a)	shall continue the operation of the Corporation and the Business in the same manner as the Business was operated prior to the date of this Agreement, and devote 100% of Ficocelli’s and Homer’s working time and attention to the conduct of the Business;

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(b)	shall not start any new or continue any existing business, or accept or undertake any employment or provide any services related to any business of any other person or entity;

(c)	shall not remove, sell or otherwise dispose of any assets, property or equipment of any nature of the Corporation used in the Business;

(d)	shall not allow any unlawful activity to be conducted on or about the premises upon which the Business is conducted or at any other place during any Business activity (for example, a delivery of materials to customers) being conducted by the Corporation;

(e)	shall maintain the general liability and property insurance carried by Seller Parties as of the date hereof on the Corporation and the property and improvements from and upon which the Corporation operates;

(f)	shall not change, alter or revise the “Employee Rules” for the employees of the Corporation;

(g)	shall not, except as provided in Section 1.2, purchase any equipment out of the ordinary course of business;

(h)	shall not grant any options or warrants in shares of the Corporation, nor issue any additional shares of the Corporation; and

(i)	make any distributions of cash, property or other dividends to any Seller Party or to any third parties.

ARTICLE 7
CONDITIONS TO THE OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by Purchaser as provided herein:

Section 7.1 Representations and Warranties True

The representations and warranties of the Seller Parties contained in this Agreement shall be true and correct as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except (i) for changes expressly permitted or contemplated by this Agreement and (ii) where a representation or warranty is made as of (or words of similar import) a specific date.

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Section 7.2 Performance of Obligations

Each of the obligations of Seller Parties to be performed by Seller Parties on or before the Closing pursuant to the terms hereof shall have been duly performed and complied with in all material respects on or before the Closing. Without limiting the generality of the foregoing, Purchaser shall have no obligation to purchase any Shares unless all of the Shares are tendered to Purchaser at the Closing and until all deliveries to be made by Seller Parties under Section 2.2 have been tendered.

Section 7.3 Satisfactory Financing

Purchaser shall have obtained cash proceeds from a financing transaction sufficient to pay the Purchase Price to the Seller Parties. For avoidance of doubt, this Agreement shall automatically terminate and be null and void, without further force or effect, if Purchaser shall not have obtained satisfactory financing for the Purchase Price prior to November 14, 2014, unless all parties mutually elect to extend such deadline in writing. The Purchaser shall confirm promptly to the Seller Parties in writing when all cash proceeds to consummate the transaction at Closing have been obtained and are immediately available, confirming the removal of this condition to Closing (the “Closing Notice”) and providing the Seller Parties with a proposed date for Closing which shall not be earlier than four (4) business days from the date of such Closing Notice.

Section 7.4 Satisfactory Completion of Due Diligence

Purchaser shall have completed (i) its due diligence of the Corporation’s records and been satisfied with such review, in Purchaser’s sole discretion, and (ii) its environmental due diligence of the premises to be leased under the Lease Agreement (the “Property”), which may include a “Phase I” environmental and hazardous waste inspection (the “Phase I”) made of the Property by an environmental engineer selected by Purchaser at Purchaser’s sole cost and expense, and been satisfied with the results thereof.

Section 7.5 Employment Agreements

The Employment Agreements, executed by each of the Employees listed on Schedule 3.5 shall have been delivered to Purchaser with terms acceptable to Purchaser and providing for such persons’ continuing employment with the Corporation.

ARTICLE 8
CONDITIONS TO THE OBLIGATIONS OF SELLER PARTIES

The obligations of the Seller Parties to consummate the transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, each of which may be waived by the Seller Parties as provided herein:

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Section 8.1 Representations and Warranties True

The representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the date when made and at and as of the Closing as though such representations and warranties were made at and as of such date, except for changes expressly permitted or contemplated by this Agreement.

Section 8.2 Performance of Obligations

Each of the obligations of Purchaser to be performed by it on or before the Closing pursuant to the terms hereof shall have been duly performed and complied with in all material respects on or before the Closing.

ARTICLE 9
MONEY DEPOSITS; ESCROW

Section 9.1 Earnest Money Deposit

Upon execution of this Agreement, Purchaser shall deposit with Ficocelli, on behalf of the Seller Parties, the sum of Twenty-Five Thousand Dollars ($25,000.00) as a good faith, earnest money deposit (the “Earnest Money Deposit”). The Earnest Money Deposit shall be non-refundable to Purchaser except in the event of Seller Parties’ failure to close that is not the result of any action or inaction attributable to Purchaser, and in such case shall be retained by Seller Parties as liquidated damages for any harm or damages suffered by Seller Parties in connection with the failed Closing. Upon retention of the Earnest Money Deposit by Seller Parties, if Purchaser fails to proceed to Closing, Seller Parties shall have no further claim hereunder and Purchaser shall not bear any further liability to Seller Parties for its failure to Close.

If, after receipt of Purchaser’s Closing Notice, the Seller Parties do not make their schedules available for Closing on a date prior to the November 14, 2014 deadline, or if Seller Parties otherwise breach any of their representations in this Agreement prior to Closing, the Earnest Money Deposit shall be returned to Purchasers in its entirety, within five (5) business days of the later of November 14, 2014 or Purchaser’s written request therefor. In such event, should Seller Parties fail to return the Earnest Money Deposit as provided herein, any costs incurred by Purchaser in connection with the collection of such Earnest Money Deposit, including but not limited to reasonable attorney fees and court costs, shall be borne by the Seller Parties and shall be reimbursed to Purchaser.

Section 9.2 Escrow Agreement and Deposit of Holdback Deposit into Escrow

At Closing, the parties will enter into an escrow agreement with Shutts & Bowen, LLP as “Escrow Agent” in the form of Exhibit 9.2 hereto providing, among other things, for Purchaser’s delivery of a “Holdback” deposit of One Hundred Fifty Thousand Dollars ($150,000.00) to Escrow Agent at Closing, representing a portion of the Purchase Price to be held back for a period of nine (9) months following the Closing (the “Holdback Deposit”). Such Holdback Deposit shall be held by Escrow Agent for the benefit of the Seller Parties except to the extent that any claims under Article 10 below are made by Purchaser in respect of such Holdback Deposit. The Escrow Agreement provides for the parties to provide joint written instructions to Escrow Agent as to the release of any funds held in escrow, and each party hereby agrees to comply with the provisions of this Agreement when executing such instructions to Escrow Agent. Unless any claims are then pending, all funds held in escrow shall be released from escrow not later than nine months following the Closing Date (the “Escrow Term”). The escrow shall terminate on the Escrow Term date unless escrow funds are earlier exhausted or as provided under the Escrow Agreement.

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ARTICLE 10
SURVIVAL AND INDEMNIFICATION

Section 10.1 Survival of Representations and Warranties, etc.

All representations and warranties, covenants, agreements, and other undertakings of the parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto, shall survive the Closing. The representations and warranties (but not the covenants, agreements, or other undertakings) of the parties contained in this Agreement shall expire on a date twelve (12) months after the Closing; provided, however, that notwithstanding the aforementioned expiration date, all representations and warranties of the Seller Parties which relate to (i) title to the Shares shall survive the Closing without limitation; and (ii) liabilities for Taxes (Section 4.10) and Environmental, Health and Safety matters (Section 4.13), shall survive until the termination or expiration of all applicable statutes of limitations with respect thereto.

Section 10.2 Indemnification Obligations

(a)	Obligation of Seller Parties. Seller Parties shall, jointly and severally, indemnify, defend, and hold harmless Purchaser from and against any and all losses, liabilities, damages, obligations, payments, costs, and expenses (including, without limitation, losses in the absence of third party claims, the costs and expenses of any and all actions, suits, proceedings, judgments, settlements, and compromises relating thereto, and reasonable attorneys’ fees in connection therewith) (collectively, “Indemnifiable Losses” and each an “Indemnifiable Loss”) of Purchaser, arising out of or due to, directly or indirectly, a breach of any of the representations, warranties, covenants, agreements, or undertakings of Seller Parties contained in this Agreement.

(b)	Obligations of Purchaser. Purchaser shall indemnify, defend, and hold harmless Seller Parties from and against any and all Indemnifiable Losses of Seller Parties arising out of or due to, directly or indirectly, a breach of any of the representations, warranties, covenants, agreements, or undertakings of Purchaser contained in this Agreement.

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Section 10.3 Procedure for Indemnification

(a)	Third Party Claims. If a party entitled to indemnification pursuant to Section 10.2(a) or Section 10.2(b) (the “Indemnitee”) receives notice of the assertion by a person who is not a party to this Agreement of any claim or of the commencement by any such person of any action or proceeding (a “Third Party Claim”) with respect to which another party to this Agreement (the “Indemnifying Party”) is obligated to provide indemnification, the Indemnitee shall give the Indemnifying Party notice thereof promptly after the Indemnitee has actual knowledge of such Third Party Claim. Such notice shall describe the Third Party Claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. If, within fifteen (15) days after its receipt of Indemnitee’s notice of such Third Party Claim, the Indemnifying Party provides a written notice to the Indemnitee that it will indemnify and hold the Indemnitee harmless from all Indemnifiable Losses related to such Third Party Claim and acknowledging that any losses that may be assessed against the Indemnitee in connection with such Third Party Claim constitute loses for which the Indemnitee shall be indemnified pursuant to this Article 10, the Indemnitee shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of such Third Party Claim or any litigation with a third party resulting therefrom; provided, however, that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnitee, (ii) the Indemnitee may participate in such defense at the Indemnitee’s expense, (iii) the Indemnitee’s failure to give notice of the Third Party Claim to the Indemnifying Party as provided herein shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement except, and only to the extent that, as a result of such failure to give notice, the defense against such claim is materially impaired, and (iv) the fees and expenses incurred by the Indemnitee prior to the assumption of a Third Party Claim hereunder by the Indemnifying Party’s shall be borne by the Indemnifying Party. Except with the prior written consent of the Indemnitee, no Indemnifying Party, in the defense of any Third Party Claim, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnitee or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnitee of a general release from any and all liability with respect to such Third Party Claim. Notwithstanding anything herein to the contrary, the Indemnifying Party shall not be entitled to assume control of the defense against a Third Party Claim if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation; (2) the claim seeks an injunction, specific performance or any other equitable or non-monetary relief against the Indemnitee; (3) the Indemnitee reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to or materially injure the Indemnitee’s reputation or future business prospects; (4) the Indemnitee has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnitee; or (5) the Indemnifying Party fails to vigorously prosecute or defend such claim. If the Indemnifying Party does not accept the defense of a Third Party Claim within thirty (30) days after receipt of the written notice thereof from the Indemnified Party described above, or fails to notify the Indemnitee of its election as herein provided to accept or reject the defense of such Third Party Claim, the Indemnitee shall have the full right to defend against any such claim or demand and may pay, compromise, or defend such Third Party Claim without waiving its claim for indemnification hereunder. In any event, the Indemnifying Party and the Indemnitee shall reasonably cooperate in the defense of any Third Party Claim and the records of each shall be reasonably available to the other with respect to such defense., the Indemnitee Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnitee shall settle or compromise any claim over the objection of the other; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. In any event, the Indemnitee and the Indemnifying Party may each participate, at its own expense, in the defense of such Third Party Claim. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available on a reasonable basis to the Indemnifying Party any personnel or any books, records, or other documents within its control that are necessary for such defense. If the Indemnifying Party objects to liability for indemnification hereunder in respect of a Third Party Claim as to which Indemnitee has notified Indemnifying Party (a “Protested Claim”) hereunder, such Protested Claim shall be submitted to arbitration pursuant to Article 12 hereof for determination of such Claim’s status as an Indemnifiable Loss hereunder. Any decision of the arbitrator or arbitration panel as to the Protested Claim shall be final and binding on the parties hereto.

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(b)	Direct Claims. Any claim on account of an Indemnifiable Loss which does not result in a Third Party Claim (a “Direct Claim”) shall be asserted by written notice given by the Indemnitee to the Indemnifying Party. The Indemnifying Party shall have a period of thirty (30) days within which to respond thereto. If the Indemnifying Party does not respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have accepted responsibility to make payment, and shall have no further right to contest the validity of such claim. If the Indemnifying Party does respond within such thirty (30) day period and rejects such claim in whole or in part, the Indemnitee (or the Indemnifying Party) shall be free to submit the matter to arbitration pursuant to Article 12 hereof for determination of such Claim’s status as an Indemnifiable Loss hereunder. Any decision of the arbitrator or arbitration panel as to the Protested Claim shall be final and binding on the parties hereto.

(c)	Purchaser Claims Approved for Satisfaction. The following shall be deemed to be “Claims Approved for Satisfaction” from the Holdback Deposit in escrow or, once the Holdback Deposit is exhausted, by abatement of Purchaser’s rent obligations under the Lease Agreement, as provided in Section 10.5: (i) the amount of any final assessment against Purchaser arising from any Third Party Claim as to which Purchaser has notified Seller Parties and Seller Parties have assumed such claim in writing pursuant to Section 10.3(a) hereof; (ii) the amount of any final assessment against Purchaser arising from any Third Party Claim as to which an arbitration award or decision has confirmed such claim as indemnifiable by Seller Parties; (iii) the amount of any Direct Claim as to which Seller Parties have accepted responsibility or failed to timely disclaim as provided under Section 10.3(b) hereof; and (iv) the amount of any Direct Claim as to which an arbitrator or arbitration panel has confirmed such claim as indemnifiable by Seller Parties.

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(d)	Requirement to Provide Joint Written Instruction. In the event that Purchaser presents a Claim Approved for Satisfaction to Escrow Agent for payment thereon from the Holdback Deposit, Purchaser and Seller Parties shall be required to provide a joint written instruction as to payment of such claim.

Section 10.4 Limitations

The indemnification provisions of this Section 10 shall be Purchaser’s exclusive remedy for any breach by Seller Parties of the representations, warranties, covenants or agreements set forth in this Agreement. Seller Parties shall have no liability to Purchaser with respect to any claim under Section 10.2(a) hereof until the total of all damages with respect to such claim exceeds twenty-five thousand dollars (U.S. $25,000) and then, only for the amount by which such claim exceeds twenty-five thousand dollars (U.S. $25,000). In addition, anything to the contrary herein notwithstanding, Seller Parties shall have no aggregate liability to Purchaser with respect to all claims under Section 10.2(a) hereof in an amount in excess of three million dollars (U.S. $3,000,000). By way of clarification only, the Holdback Deposit is intended to facilitate indemnification payments under this Article 10, but shall in no way be interpreted as a limitation of the aggregate liability hereunder.

Section 10.5 Purchaser’s Right of set-Off/Abatement from Lease Obligations

In the event that any claim for an Indemnifiable Loss is brought hereunder by Purchaser after the Holdback Deposit has been exhausted or after the end of the Escrow Term, the Purchaser shall have the right to recover the amount of any such claim for Indemnifiable Loss by set-off or cancellation against, or abatement of, any rent or other payment obligations of Purchaser under the Lease Agreement, up to an aggregate of One Hundred Fifty Thousand and NO/100 Dollars ($150,000.00), following the procedures for claims set forth in this Article 10. Any Claim Approved for Satisfaction may be automatically deducted by Purchaser from its obligations under the Lease Agreement, after first exhausting the available Holdback Deposit.

Section 10.6 Indemnification Payments

To the extent that any indemnification payments to which Purchaser is entitled under this Article 10 exceed the Holdback Deposit after payments have been made in accordance with the terms of the Escrow Agreement, and exceed any amounts recoverable pursuant to Purchaser’s right under Section 10.5 to set-off against its obligations under the Lease Agreement, the Seller Parties shall pay such difference to the Purchaser in immediately available funds, up to the limits established in Section 10.4.

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ARTICLE 11
TERMINATION AND ABANDONMENT

Section 11.1 Termination

This Agreement may be terminated at any time prior to the Closing:

(a)	By mutual consent of Purchaser and Seller Parties; or

(b)	By either Seller Parties or Purchaser if, without fault of the terminating party, the Closing shall not have occurred by the date for such Closing pursuant to Section 2.1 hereof, which date may be extended only by mutual agreement of Purchaser and Seller Parties.

The date on which this Agreement is terminated pursuant to this Section is herein referred to as the “Termination Date.”

Section 11.2 Effect of Termination

Except for the obligations contained in Section 11.3, all obligations of the parties hereto under this Agreement shall terminate as of the Termination Date, and there shall be no liability, except liability for any breach of this Agreement prior to such termination, of any party to another party.

Section 11.3 Expenses on Termination

Each party hereto shall pay all of the fees and expenses incurred by it in connection herewith in the event this Agreement is terminated pursuant to Section 11.1.

ARTICLE 12

ARBITRATION

Any and all disputes, disagreements and matters in question between Seller Parties and Purchaser arising out of or relating to this Agreement, including, but not limited to, disputes, disagreements or matters in question concerning a party’s liability as an Indemnifying Party for any Indemnifiable Loss under Article 10, breach of warranty, breach of contract, representations or omissions, and all torts and statutory causes of action (collectively, "Arbitrable Claims") shall be resolved exclusively by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect as of the date of this Agreement (unless the parties mutually agree otherwise). The arbitrator or arbitration panel will decide all Arbitrable Claims between the parties in accordance with the substantive laws of the State of Florida, without regard to its choice of law provisions or principles which might otherwise call for the application of a different State's law. No party may initiate any arbitration proceeding concerning an Arbitrable Claim unless and until such party has first delivered to the other parties hereto, written notice specifically identifying the dispute, disagreement or matter in question (the “Notice of Dispute’), and provided such other parties a reasonable opportunity to settle the dispute, disagreement or matter in question, but in no case less than thirty (30) days after the date the Notice of Dispute is delivered to such other parties. Notwithstanding the foregoing, in the event of a request for arbitration relating to a Protested Claim, the Notice of Dispute shall be dispensed with and the party seeking resolution of its indemnification status in connection with such Protested Claim may proceed directly to arbitration after giving the other party or parties hereto five (5) business days’ prior written notice of its intent to arbitrate.

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The foregoing agreement shall be specifically enforceable under applicable law in any court having jurisdiction thereof. The award rendered by the arbitrator or arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof. If a party uses litigation to enforce the parties' agreement to arbitrate or the arbitration award, the court will award such party its court costs and reasonable attorneys' fees at all levels, including, without limitation, at trial, on appeal, in bankruptcy and with respect to post-judgment collection efforts.

The parties agree that the final decision reached pursuant to dispute resolution procedure selected pursuant to this Agreement shall be binding on the parties hereto.

ARTICLE 13

LEGAL REPRESENTATION

Each of Purchaser and Seller Parties hereby acknowledges that Shutts & Bowen LLP (“Shutts & Bowen”) has, from time to time, provided legal services to Purchaser, and Shutts & Bowen may continue to provide such services in the future. In light of the foregoing, each of Purchaser and Seller Parties hereby waive any and all conflicts of interest, whether potential or actual, arising out of Shutts & Bowen’s representation of Purchaser in connection with the transactions contemplated by this Agreement. In addition, Seller Parties specifically acknowledge that Shutts & Bowen has provided legal representation exclusively to Purchaser (and to no other party or person) in connection with the transactions contemplated by this Agreement.

ARTICLE 14

MISCELLANEOUS

Section 14.1 Books and Records

As used in this Agreement, “Books and Records” shall mean all records pertaining to the assets, properties, business, operations, accounts, financial condition, suppliers or customers of the Corporation, regardless of whether such books and records are maintained for tax or financial reporting purposes.

Section 14.2 Headings; Grammatical Usage

The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. In construing this Agreement, feminine or neuter pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular terms and vice versa, in any place in which the context so requires.

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Section 14.3 Notices

Any notices or other communications required or permitted hereunder shall be given in writing and shall be delivered or sent by certified or registered mail, postage prepaid, addressed as follows:

If to Purchaser, to:	MagneGas Corporation
150 Rainville Rd.,
Tarpon Springs, FL 34689
Attention: Ermanno Santilli, President

If to Seller Parties, to:	Robert A. Ficocelli, individually and as Trustee
of the Robert A. Ficocelli Revocable Trust
11131 117th Lane North
Seminole, Florida 33768

Stephen R. Homer
6973 81st Avenue North
Seminole, Florida 33781

or to such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so mailed; provided that any notice or communications changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

Section 14.4 Assignment

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interest, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

Section 14.5 Complete Agreement

This Agreement and each of the Exhibits and Schedules hereto contain the entire understanding of the parties with respect to the transactions contemplated hereby and supersede all prior arrangements or understandings with respect thereto. There are no agreements, promises, warranties, covenants, or undertakings other than those expressly set forth herein or therein.

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Section 14.6 Modifications, Amendments and Waivers

At any time prior to the Closing, to the extent permitted by law, (i) the parties hereto may, by written agreement, modify, amend, or supplement any term or provision of this Agreement and (ii) any term or provision of this Agreement may be waived in writing by the party which is entitled to the benefits thereof.

Section 14.7 Severability

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided, however, that if any provision of this Agreement, as applied to any Party or to any circumstance, is judicially determined not to be enforceable in accordance with its terms, the Parties agree that the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

Section 14.8 Expenses

Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereunder, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

Section 14.9 Counterparts

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same Agreement and each of which shall be deemed an original.

Section 14.10 Governing Law

This Agreement shall be governed by the laws of the State of Florida (regardless of the laws that might be applicable under principles of conflicts of law) as to all matters, including, but not limited to, matters of validity, construction, effect, and performance.

[Signatures appear on next page]

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IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

WITNESSES:

Robert Ficocelli, as trustee of the Robert A.
Ficocelli Revocable Trust

Robert Ficocelli, individually

Stephen R. Homer, individually

“Seller Parties”

MAGNEGAS CORPORATION
By:
Ermanno Santilli, President

“Purchaser”

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ADDENDUM TO RETAIL LEASE

This Addendum to Commercial Lease and Deposit Receipt (this "Addendum") is attached to and incorporated into and forms an integral part of that certain Commercial Lease and Deposit Receipt (the "Lease") by and between ROBERT FICOCELLI, an individual (“LESSOR”), and MAGNEGAS CORPORATION, a Florida foreign profit corporation (“LESSEE”). Capitalized but undefined terms used in this Addendum have the meaning set forth in the Lease. This Addendum shall be read consistent with the terms of the Lease, but in the event of any conflict between the provisions of the Lease and the provisions of this Addendum, the provisions of this Addendum will control as to the conflicting provisions.

1.	Permitted Use. As used in the Lease, the term "Use" means a first class delicatessen similar to those found in other Class A office buildings located in the same market / trade area in which the Building is located with limited in-Premises dining (no table service) and serving hot and cold breakfast and lunch fare and entrees including, without limitation, soups and sandwiches and hot and cold beverages (but no beer, wine or other alcoholic beverages) and other outgoing food orders and preparation incidental thereto. Lessor hereby approves of Lessee's menu attached hereto as Annex 1. Without limitation of the above, any material change in such menu shall require Lessor's prior written consent, such not to be unreasonably withheld unless such change would conflict with any exclusive use right of any other Lessee in the Building or otherwise cause Lessor to be in breach of any other lease or agreement, in which case Lessor may withhold consent in its sole discretion. Lessee's pricing shall not exceed pricing for similar offerings and services in other delicatessen's serving Class A office buildings in the same market/trade area as the Building.

2.	Trade Name. Lessee shall operate and conduct its business in the Premises under the trade name ________________________and no other trade name without Lessor's prior written approval.

3.	Operation.

(i)	Lessee shall commence its business operations in the Premises not later than the Commencement Date and thereafter shall conduct its business in the Premises continuously during the hours of 7:00 a.m. through 3:00 p.m., Monday through Friday, excluding Holidays ("Minimum Operating Hours"). Lessee shall in no event be open for business during other than the Building's Business Hours without Lessor's consent.

(ii)	Lessee acknowledges that its continued occupancy of the Premises and the regular conduct of its business therein during the Minimum Operating Hours are of utmost importance to neighboring Lessees and to Lessor in the renting of space in the Building, the renewal of other leases therein, the efficient and economic supply of services and utilities, and in the character and quality of the other Lessees in the Building. Lessee therefore covenants and agrees that throughout the Term of this Lease it will occupy the entire Premises and comply strictly with the provisions of the Lease and shall keep the Premises properly equipped and stocked with an adequate supply of food and drink items and open to the public for business with adequate trained personnel in attendance. Lessee acknowledges that Lessor is executing the Lease in reliance thereupon and that the same is a material element inducing Lessor to execute this Lease.

(iii)	Lessee shall operate its business within the Premises in a manner consistent with the first-class level of services, which Lessor wishes to have provided to the occupants of the Building, and shall maintain a neat, clean, wholesome and reputable environment. Toward this end, Lessor may choose to conduct, from time to time during the Term, Lessee surveys to establish the opinions of the occupants of the Building as to the amenities and retail operations, including Lessee's operations within the Project.

(a)	In the event the results of any of Lessor's Lessee surveys indicate that more than thirty percent (30%) of the occupants of the Building responding to such survey (with a minimum requirement of twenty-five percent (25%) of all occupants of the Building responding for the survey to be valid) have expressed an opinion of Lessee's operation as being substandard, Lessor may give Lessee notice of such substandard performance ("Substandard Performance Notice") describing in detail the nature of its substandard performance. Lessee shall take immediate steps to improve the quality of its operation and to remedy such substandard performance. Lessee's performance during the three (3) months following Lessee's receipt of a Substandard Performance Notice shall be the "Cure Period". Within thirty (30) days after the conclusion of the Cure Period, Lessor shall again survey the occupants of the Building to determine if, in their opinion, the substandard performance has been corrected. If the survey results continue to indicate that more than thirty percent (30%) of the occupants of the Building responding to such survey (with a minimum requirement of twenty-five percent (25%) of all occupants of the Building responding for the survey to be valid) have indicated that Lessee has not remedied such substandard performance, Lessor may, within forty-five (45) days after Lessor compiles the results of the Lessee survey, elect to terminate this Lease by giving notice to Lessee, such termination to be effective as of the date specified in Lessor's notice, such to be not less than forty-five (45) days later upon which this Lease shall terminate (the "Termination Date").

(b)	If at least twenty-five percent (25%) of all occupants of the Building indicate in their survey response that they desire additional menu items be provided by Lessee and such are consistent with the required Use of the Premises and Lessee's provision thereof would not cause Lessor to be in violation of any exclusive use right of any other Lessee or of any other agreement affecting the Project, upon request by Lessor Lessee shall use reasonable efforts to provide such additional menu items.

4.	Restrictions on Use.

(i)	Lessee (or anyone acting through, for, or in place of Lessee) shall not conduct or advertise on or from or pertaining to the Premises any auction or closing-out wholesale business, nor shall Lessee grant any concession, license, or permission to any third party to sell or take orders for merchandise or services from the Premises.

(ii)	Lessee shall not cause or maintain any nuisance in or about the Premises, and shall keep the Premises free of debris, rodents, vermin and anything of a dangerous, noxious or offensive nature or which could create a fire hazard (through undue load on electrical circuits or otherwise) or undue vibration, heat or noise. Lessee shall not permit any objectionable or offensive noise or odors to be emitted from the Premises; or do anything, or permit anything to be done, which would, in Lessor's opinion, disturb or tend to disturb other Lessees occupying leased space in the Building. If, within fifteen (15) days of receipt of written notice, Lessee does not act upon a request from Lessor that Lessee control any such odors, then Lessor shall have the right to take reasonable steps to cure the problem, and Lessee shall reimburse Lessor within thirty (30) days thereafter for the costs thereof.

(iii)	Lessee shall not use in the Premises sound equipment (such as loudspeakers, broadcasts and telecasts) in a manner seen or heard outside the Premises, and shall not place or keep any merchandise or other things in the Common Areas.

5.	Permits and Licenses. Lessee shall procure at its sole expense any permits and licenses required for the transaction of business in the Premises for the Use. At Lessor's request, Lessee shall deliver to Lessor copies of all such permits and licenses and proof of Lessee's compliance with all such Laws. Lessee prominently shall display all such licenses and permits in the Premises as required by law and otherwise comply with all applicable laws, ordinances and governmental regulations governing Lessee's use and occupancy of the Premises including, without limitation, those regarding cleanliness, health and hygiene pertaining to food storage, preparation and service.

6.	Employee Dress and Conduct. Lessee shall make whatever arrangement with its own employees it deems appropriate regarding the purchase of and maintenance of the standard uniforms, however, Lessee shall require the standard uniforms to be worn by all of its employees at all times while on duty in the Premises so that all employees present a clean and well-groomed appearance. Lessor may, at any time, direct Lessee to require any of its employees not so attired to immediately conform to the requirements of this Section or leave the Building. In no event shall Lessee permit its employees to use any portion of the Common Areas, including but not limited to any public washrooms located therein, for the changing of clothes or for the storage of their personal effects nor shall Lessee permit its employees to loiter at the entrance to the Premises or in the Common Areas of the Project

7.	Fixtures and Equipment. Lessee shall install and maintain at all times in the Premises modern and high quality fixtures, furnishings, fittings and equipment adequate, appropriate and properly laid out to sustain Lessee's sales and operations. All equipment installed or used by Lessee in the Premises shall be properly installed and, where necessary, with adequate electrical wiring in conformity with the recommendations of the manufacturers thereof and with all applicable codes and ordinances. All electrical equipment shall have been tested and approved by the Underwriter's Laboratory or similar safety testing organization. No equipment shall be used by Lessee in the Premises unless and until such equipment and the installation thereof has been inspected and approved by the departments or bureaus of the City of Atlanta, Georgia and Fulton County, Georgia and other governmental authorities having jurisdiction and unless, until and only for so long as all necessary permits and authorizations for the use and/or operation thereof have been obtained by Lessee from such authorities at Lessee's sole cost and expense.

8.	Use of Lessor's Personal Property in Premises. Reference is made hereby to the fixtures and equipment attached to this Addendum as Annex 2 (collectively, the "Equipment") and which is the property of Lessor. Lessor agrees that it will allow the Equipment to remain in the Premises and Lessor has no objection to Lessee's use thereof, all without representation or warranty or covenant of Lessor with respect thereto. Lessee shall not remove any of the Equipment during the initial Term (or any extension thereof) without Lessor's consent and then only if Lessee replaces such Equipment with new equipment of similar quality and function. Upon expiration of the Term or such earlier termination of the Term of this Lease, the Equipment shall remain the personal property of Lessor and shall not be removed from the Premises. Lessee shall maintain the Equipment in good condition and repair during the Term and use the Equipment only for purposes intended and in compliance with all laws, and in the event Lessee replaces any of the Equipment, such replacement Equipment shall thereafter be deemed Equipment and shall be the personal property of Lessor upon the expiration or early termination of this Lease. LESSOR MAKES NO REPRESENTATION OR WARRANTY REGARDING THE CONDITION OF THE EQUIPMENT AND SHALL HAVE NO OBLIGATION TO MAINTAIN, REPAIR OR REPLACE ANY OF THE EQUIPMENT. LESSEE ACCEPTS THE USE OF THE EQUIPMENT DURING THE TERM ON AN "AS IS, WHERE IS" BASIS WITH ALL FAULTS AND WITHOUT ANY WARRANTIES, EXPRESS OR IMPLIED (INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR TITLE).

9.	Promotion.

(i)	Lessee shall display such name as Lessor may from time to time designate for the retail area(s) of the Building, and in material which is given, visible or available to customers of Lessee upon the Premises and shall promote such name in any advertisements or promotional material published or initiated by Lessee in regard to its business from the Premises.

(ii)	Lessee shall not advertise the business, profession or activities of Lessee conducted in the Project in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business of Lessee, and shall never use any picture or likeness of the Building or the Project or reference in any circulars, notices, advertisements or correspondence without Lessor's prior written consent, such not to be unreasonably withheld. Without limiting the forgoing, Lessee shall not disturb, solicit, or canvass any occupant of the Project without Lessor's consent, such not to be unreasonably withheld. Lessee shall submit any such proposed advertising materials or media to Lessor, and Lessor shall have five (5) business days to approve or disapprove the materials and/or media submitted. Lessee shall only advertise with regard to the Building or the Project in a manner reasonably acceptable to Lessor.

10.	Windows and Lighting. Lessee shall maintain all display windows' or other glass windows of its store in a neat, attractive condition, and shall keep all display windows, exterior signs and exterior lighting lighted during Business Hours.

11.	Signs and Store Front. Lessee shall not, without Lessor's prior written consent, (a) make any changes to the store front, or (b) install any exterior lighting, decorations, paintings, awnings, canopies or the like, or (c) erect or install any signs, window or door lettering, placards, decorations or advertising media of any type which can be viewed from the exterior of the Premises, excepting only dignified displays of customary type for its display windows. All signs, lettering, placards, decorations and advertising media shall conform in all respects to the sign criteria established by Lessor from time to time in the exercise of its reasonable discretion, and shall be subject to Lessor's requirements as to construction, method of attachment, size, shape, height, lighting, color and general appearance and in compliance with any applicable sign ordinance, rules or regulations for the municipality in which the Building is located. All signs shall be kept in good condition and in proper operating order at all times.

12.	Deliveries. Lessee shall accept delivery of and ship goods and merchandise from the Premises only in the manner and at such times and in such areas as may be designated by Lessor and conform to all rules and regulations adopted by Lessor with respect thereto, including, but not limited to, security arrangements with respect to shipping and receiving areas and the transport of goods and merchandise to and from the Premises. Lessee agrees that Lessee shall be solely responsible for the security of Lessee's goods and merchandise in the Premises and elsewhere in the Project, including, but not limited to, all goods and merchandise in, on or about any shipping and receiving areas, in any trucks, cars or other vehicles located in such areas, or in the process of being transferred to or from such areas. Lessor, its agents and employees are not authorized to and shall not accept any responsibility for and shall not be liable for the safety of or security of any of Lessee's goods or merchandise at any time wherever located. Because of the unique nature of Lessee's business, Lessee further agrees that:

(i)	it will not permit any deliveries of goods or merchandise at any time when Lessee's employees are not available to receive same;

(ii)	it will not permit any goods or merchandise to remain in, on or near any doorways, loading docks, receiving areas or other portions of the Project; any goods or merchandise remaining in such areas shall be deemed to be trash and may be disposed of by Lessor in such manner as Lessor may deem advisable and without liability to Lessee thereof;

(iii)	it will require that all purveyors with whom Lessee does business adequately and securely package all goods and merchandise so as to prevent any leaking, spilling, spoilage, odors or infestation;

(iv)	if any leaking or spilling shall occur or if any goods and merchandise shall fall out of any containers or packages, Lessee shall be responsible for and shall immediately cause the same to be cleaned and removed and restore any damage to the common areas that may result therefrom; and

(v)	it will immediately transfer all goods and merchandise received to the Premises and properly store the same in the Premises so as to retard any spoilage thereof, to prevent any odors emanating therefrom and to prevent the infestation thereof

13.	Sanitation and Janitorial. Lessor's Standard Services do not include janitorial services to the Premises. Lessee, at its sole cost and expense, shall be solely responsible for all cleaning and sanitation of and janitorial services to the Premises and shall keep the Premises and service-ways and loading areas adjacent to the Premises neat, clean and free from waste, dirt, garbage, rubbish, insects and pests at all times, and shall store all trash and garbage within the Premises and/or within the areas designated by Lessor for trash pickup and removal and only in the receptacles prescribed by Lessor, all at Lessee's sole cost and expense. Without limitation of the above, Lessee shall perform all cleaning, sanitation and janitorial services within the Premises at Lessee's expense and on a daily basis consistent with cleaning and sanitation standards, if any, established by Lessor for food service establishments and consistent with other Class A buildings in Atlanta, Georgia but in no event to standards less than that required by applicable laws. Notwithstanding the above, without Lessor's prior written consent, Lessee shall not employ any third parties (other than employees of Lessee) to provide any cleaning, sanitation or janitorial service to the Premises. If Lessor consents to third party janitorial service, the same shall be subject to the Lessor rules and regulations for contracted services and to Lessor's supervision, but at Lessee's sole cost and expense. If, in Lessor's sole judgment, the Premises require a professional cleaning, Lessor shall contract with a janitorial service and Lessee shall pay the cost thereof to Lessor plus Lessor's standard administration fee within thirty (30) days after demand.

14.	Exterminating. Lessee shall, at its sole cost and expense, engage professional exterminators to service the Premises, including but not limited to all food preparation and food storage areas, at such frequency and to the extent necessary to keep the Premises free of insects, rodents, vermin and other pests and to prevent insects, rodents, vermin and other pests from the Premises infesting spaces leased to other Lessees or the Common Areas of the Project. Lessee shall provide to Lessor, upon demand, reasonable proof that Lessee is causing such exterminating to be performed not less frequently than quarterly. In the event that Lessee shall refuse or fail to have such exterminating regularly performed, then Lessor may arrange for such exterminating to be done, and Lessee shall pay the entire cost thereof plus Lessor's standard administrative fee. Lessor shall not be liable to Lessee for any loss or damage that may accrue to Lessee's stock in trade or business by reason thereof, including but not limited to any loss of revenues resulting from any required limitation or cessation of Lessee's business while such extermination is performed or as a result thereof. Lessor's arranging for such extermination shall not release Lessee from Lessee's obligations hereunder nor shall the same be deemed to be a waiver by Lessor of Lessee's default for the failure to have such extermination performed.

15.	Exhaust Systems. Cleaning and Degreasing.

(i)	Lessee shall, at its sole cost and expense, prior to opening for business in the Premises and at all times thereafter during the Term, provide the necessary exhaust fans and systems, ductwork and venting to ensure that all smoke, odors, vapors and steam are exhausted from the Premises. Such systems shall be installed so as to prevent the discharge of smoke, odors, vapors and steam into the Common Areas of the Building or into spaces leased to others and to avoid the likelihood that such smoke, odors, vapors and steam will be directed to or carried to the Common Areas of the Project or into spaces leased by others. Lessee's exhaust or venting systems shall include fire prevention and/or extinguishment facilities or systems as may be reasonably required from time to time in view of Lessee's methods and volume of cooking and other food and beverage preparation. This shall be in addition to any sprinkler or other fire protection facilities installed in the Premises.

(ii)	No exhaust vents, flues, pipes or other outlets shall be installed through the walls, floor or ceiling of the Premises or through any portion of the Building (including but not limited to the exterior walls or the roof of the Building) without the written consent of Lessor as to the location, construction and appearance thereof. Lessor may require that Lessee's exhaust system(s) be connected to pipes, stacks, flues, vents or other facilities located outside the Premises and intended for use by Lessee and other food preparation facilities in the Building. In such event, Lessee shall provide the necessary pipes, vents, ductwork and other facilities to connect Lessee's exhaust system thereto. Lessor shall not, by its approval of the location, construction or appearance of any of Lessee's exhaust system or facilities in the Premises or elsewhere on the Project, be deemed to have represented that such systems are adequate or that the same comply with any applicable law, ordinance or regulation, nor shall such approval be deemed a waiver by Lessor of the right to require that Lessee modify such systems or facilities or add other or additional such systems or facilities in order to prevent the discharge of smoke, odors, vapors and steam into the Common Areas of the Project or into spaces leased to others or to avoid such smoke, odors, vapors and steam being directed to or carried to the Common Areas of the Project or into spaces leased to others.

(iii)	Lessee shall, at its sole cost and expense, adequately clean or provide for the cleaning of all exhaust and venting systems serving the Premises at such times as needed for the proper maintenance of a first-class café, but in no event less frequently than one (1) time every six (6) calendar months. This cleaning shall include degreasing of all hoods, fans, vents, pipes, flues, grease traps and other areas of such systems subject to grease buildup. Lessee shall provide to Lessor, upon demand, reasonable proof that Lessee is doing such cleaning and degreasing or causing it to be done. In the event Lessee fails to timely perform any such activities required to be performed by Lessee and such failure continues for a period of five (5) days following Lessee's receipt of written notice from Lessor of such failure, Lessor shall have the right (in addition to all other rights and remedies available to Lessor under the Lease with respect to a Lessee's Default to enter the Premises and perform (or cause to be performed) such activities that Lessee has failed to perform, and in such case, (i) Lessee shall reimburse Lessor, within five (5) days following receipt of an invoice therefore, for all costs incurred by Lessor in connection with the performance of such activities plus Lessor's standard administrative fee, and (ii) Lessee shall indemnify and hold Lessor harmless from and against any and all claims, causes of action, liabilities, damages and expenses suffered or incurred by Lessor in connection with Lessor's exercise of its rights under this Addendum, regardless of cause, EVEN IF CAUSED, IN WHOLE OR IN PART, BY THE NEGLIGENCE OF LESSOR OR ANY OF ITS EMPLOYEES, AGENTS, CONTRACTORS, OR REPRESENTATIVES.

16.	Grease Traps, Sewers and Catch Basins.

(i)	Lessee shall, at its sole cost and expense, prior to opening for business in the Premises and at all times thereafter during the Term, provide the necessary piping, connections, grease traps, catch basins and other facilities for the removal of all waste liquids from the Premises in compliance with all applicable codes and ordinances of Atlanta, Georgia and Fulton County, Georgia and other governmental authorities having jurisdiction. Lessor may require that Lessee's waste liquid removal equipment include ejector pumps. Such facilities shall be connected to the sewers and mains provided by Lessor, and shall be constructed so as to prevent the backing up or discharge of any such waste liquids into the Premises or into spaces leased to others or into the Common Areas of the Project.

(ii)	No pipes, connections, grease traps, catch basins or other facilities shall be installed through the walls, floor or ceiling of the Premises or through any portion of the Building (including but not limited to the exterior walls or the foundation of the Building) without the written consent of Lessor as to the location and construction thereof Lessor may require that Lessee's facilities be connected to pipes, risers, catch basins or other facilities located outside the Premises and intended for use by Lessee and other food preparation facilities in the Project. In such event, Lessee shall provide the necessary pipes, connections and other facilities to connect Lessee's facilities thereto, Lessor shall not, by its approval of the location or construction of any of Lessee's waste liquid disposal facilities in the Premises or elsewhere on the Project, be deemed to have represented that such facilities are adequate or that the same comply with any applicable law, ordinance or regulation, nor shall such approval be deemed a waiver by Lessor of the right to require that Lessee modify such facilities or add other or additional facilities to provide adequate waste liquid removal capacity for Lessee's use of the Premises or in order to prevent the discharge of such waste liquids or odors therefrom into the Premises or into spaces leased to others or into the Common Areas of the Project.

(iii)	Lessee shall not dispose of waste grease, oil or other materials which tend to cause clogging or blockage of pipes and drains (hereinafter collectively referred to as "grease") by pouring or permitting the same to flow into any drains or pipes. In the event that Lessee shall do so, Lessee shall reimburse Lessor for the entire cost of cleaning of all drains, pipes, sewers or other waste liquid disposal facilities damaged thereby plus Lessor's standard administrative charge. For this purpose, the term "cleaning" shall be deemed to include the replacement of all or any portion of the waste liquid disposal facilities necessitated by Lessee's improper disposal of grease.

(iv)	Lessee shall regularly (but not less frequently than monthly) and adequately clean or provide for the cleaning of all grease traps, catch basins and similar facilities serving the Premises. Lessee shall not use any chemicals or other cleaning methods which could damage the drain pipes or other portions of the drainage and/or sewer system in the Premises or in or serving the Project. Lessee shall provide to Lessor, upon demand, reasonable proof that Lessee is regularly doing such cleaning or causing it to be done. In the event Lessee fails to timely perform any such activities required to be performed by Lessee and such failure continues for a period of five (5) days following Lessee's receipt of written notice from Lessor of such failure, Lessor shall have the right (in addition to all other rights and remedies available to Lessor under the Lease with respect to a Lessee's Default to enter the Premises and perform (or cause to be performed) such activities that Lessee has failed to perform, and in such case, (i) Lessee shall reimburse Lessor, within five (5) days following receipt of an invoice therefore, for all costs incurred by Lessor in connection with the performance of such activities plus Lessor's standard administrative fee, and (ii) Lessee shall indemnify and hold Lessor harmless from and against any and all claims, causes of action, liabilities, damages and expenses suffered or incurred by Lessor in connection with Lessor's exercise of its rights under this Addendum, regardless of cause, EVEN IF CAUSED, IN WHOLE OR IN PART, BY THE NEGLIGENCE OF LESSOR OR ANY OF ITS EMPLOYEES, AGENTS, CONTRACTORS, OR REPRESENTATIVES.

17.	Gas. If Lessee desires to have gas service in the Premises for cooking (no other use of gas being permitted in the Project), Lessee shall be responsible for the installation of necessary pipes and other facilities to connect the Premises to the gas supply lines in the Projector, if not such connections are existing, to the gas supply lines of the public utility providing gas service. All such installations shall be in accordance with and subject to the other provisions of the Lease. If gas connections are provided within the Project, Lessor reserves the right to submeter gas to the Premises in which event Lessee shall pay to Lessor the cost of such service (without markup by Lessor) within fifteen (15) days after invoice as Additional Rent. Otherwise, Lessee shall contract directly with the public utility providing gas service and shall pay the entire cost of such gas service and the cost of metering (including meter installation) directly to such provider.

COMMERCIAL LEASE AND DEPOSIT RECEIPT

RECEIVED FROM Equipment Sales and Service, Inc., a Florida corporation, hereinafter referred to as Lessee, the sum of TWELVE THOUSAND SEVEN HUNDRED TWENTY AND 00/100 DOLLARS ($12,720.00), evidenced by funds paid by Magnegas Corporation on behalf of Lessee, in connection with the closing of that certain Stock Purchase Agreement (the “SPA”), dated as of October 10, 2014, as a deposit which, upon full execution of this lease, shall be applied as follows:

	RECEIVED	PAYABLE PRIOR TO OCCUPANCY
Rent for the period from to	$0.00	$6,000.00
Last month’s rent	$0.00	$6,000.00
Other (Sales Tax)	$0.00	$720.00
Total	$0.00	$12,720.00

As of ____________, 2014 (the “Effective Date”), Lessee leases from Robert A. Ficocelli, as Trustee of the Robert A. Ficocelli Revocable Trust Agreement, dated September 17, 2004 (“Lessor”), and Lessor hereby leases to Lessee the premises situated in the City of Pinellas Park, County of Pinellas, State of Florida, described as 12707 44th Street North, Pinellas Park, Florida 33762, upon the following TERMS and CONDITIONS:

1.    TERM: The term hereof shall be for five (5) years, commencing on                     , and expire on .

2.    RENT: The total rent shall be $ 6,000.00 per month plus applicable sales tax, payable as follows: due and payable on the 1st day of each month. All rents shall be paid the Lessor or his authorized agent, at the following address: 11131 117th Lane, Seminole, Florida 33778 or at such other places as may be designated by Lessor from time to time. Rent not received by Lessor on or before the 10th day of each month will incur a $300.00 late payment penalty.

3.    USE: The premises are to be used for office, retail, distribution, and warehouse uses, including without limitation, the filling of industrial gas cylinders and uses incidental thereto, and for no other purpose, without prior written consent of Lessor, which shall not be unreasonably withheld, conditioned or delayed.

4.    USES PROHIBITED: Lessee shall not use any portion of the premises for purposes other than those specified herein above, and no other use shall be made or permitted to be made upon the premises, nor acts done, which will materially increase the existing rate of insurance upon the property, or cause cancellation of insurance policies covering said property. Lessee shall not conduct or permit any sale by auction on the premises.

5.    ASSIGNMENT AND SUBLETTING: Lessee shall not assign this lease or sublet any portion of the premises without prior written consent of the Lessor, which consent shall not be unreasonably withheld, conditioned or delayed. Any such assignment or subletting without consent shall be void. Notwithstanding anything contained herein to the contrary, Lessee may assign or sublet all or a portion of the premises to a parent, subsidiary or affiliate of Lessee, without Lessor’s consent.

6.    ORDINANCES AND STATUTES: Lessor hereby warrants and represents that the premises complies with all statutes, ordinances and requirements of all municipal, state and federal authorities in force as of the Effective Date of this Lease. During the term of this Lease, Lessee shall comply with all statutes, ordinances and requirements of all municipal, state and federal authorities now in force, or which may hereafter be in force, pertaining to its use of the premises.

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7.    MAINTENANCE, REPAIRS, ALTERATIONS: Except as otherwise set forth in this Lease, Lessee acknowledges that the premises and the building located on the premises (the “Building”) are in good order and repair, unless otherwise indicated herein and accepts the premises "as is." Lessor shall repair and maintain in good order and condition, ordinary wear and tear excepted, the mechanical and equipment rooms, the roof of the Building, the exterior walls of the Building, the exterior windows of the Building, the structural portions of the Building, the electrical, plumbing, mechanical, fire protection, life safety, parking lot, stormwater drainage systems, and HVAC systems servicing the Building. However, unless the waiver of subrogation provision in Paragraph 11 of this Lease applies, Lessee shall pay the cost of any such repairs or maintenance resulting from acts or omissions of Lessee, its employees, agents, or contractors. Except to the extent Lessor is obligated to repair and maintain the Premises as provided above, Lessee shall, at its sole cost, maintain the Premises, including landscaping, in a clean, attractive condition, similar to the condition that it existed on the Effective Date, reasonable wear and tear excepted. Lessor shall, at its sole cost and expense, timely pay all real estate taxes and assessments on the property.

No material improvement or alteration of the premises shall be made without the prior written consent of the Lessor, which consent shall not be unreasonably withheld, conditioned or delayed. Prior to the commencement of any substantial repair, improvement, or alteration, Lessee shall give Lessor at least two (2) days written notice in order that Lessor may post appropriate notices to avoid any liability for liens.

Lessee shall not commit any waste upon the premises or any nuisance, provided that the permitted uses granted under this Lease shall not be considered a waste or nuisance.

8.    ENTRY AND INSPECTION: Lessee shall permit Lessor or Lessor's agents to enter upon the premises at reasonable times and upon reasonable notice, for the purpose of inspecting the same, provided the Lessor is accompanied by a representative of Lessee. Lessee will permit Lessor at any time within ninety (90) days prior to the expiration of this Lease, to place upon the premises any usual "To let" or "For lease" signs, and permit persons desiring to lease the same to inspect the premises thereafter.

9.    INDEMNIFICATION: Subject to Paragraph 11 below, each party shall indemnify and hold the other harmless against any claim of liability or loss from personal injury or property damage resulting from or arising out of the negligence or willful misconduct of the indemnifying Party, its employees, contractors or agents, except to the extent such claims or damages may be due to or caused by the negligence or willful misconduct of the other party, or its employees, contractors or agents.

10.    POSSESSION: Lessor shall possession of the premises to Lessee at the commencement hereof.

11.    INSURANCE: Lessee, at its expense, shall maintain general commercial liability insurance including bodily injury and property damage insuring Lessee and Lessor with minimum coverage as follows: commercial general liability insurance with limits not less than $1,000,000 for injury to or death of one or more persons in any one occurrence and $50,000 for damage or destruction to property in any one occurrence. Lessee shall provide Lessor with a Certificate of Insurance showing Lessor as an additional insured. The Certificate shall provide for a ten (10)-day written notice to Lessor in the event of cancellation or material change of coverage. To the maximum extent permitted by insurance policies which may be owned by Lessor or Lessee, Lessee and Lessor, for the benefit of each other, waive any and all rights of subrogation which might otherwise exist.

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12.    UTILITIES: Lessee agrees that it shall be responsible for the payment of all utilities, including water, gas, electricity, heat and other services delivered to the premises.

13.    SIGNS: Lessee shall have the right to construct any projecting sign or awning with the prior written consent of Lessor which consent shall not be unreasonably withheld, conditioned or delayed. Any change to the existing signage shall require Lessee to obtain all required permits and liability insurance.

14.    ABANDONMENT OF PREMISES: Lessee shall not vacate or abandon the premises at any time during the term hereof, and if Lessee shall abandon or vacate the premises, or be dispossessed by process of law, or otherwise, any personal property belonging to Lessee left upon the premises shall be deemed to be abandoned, at the option of the Lessor.

15.    CONDEMNATION: If any part of the premises shall be taken or condemned for public use, and a part thereof remains which is susceptible of occupation hereunder, this lease shall, as to the part taken, terminate as of the date the condemner acquires possession, and thereafter Lessee shall be required to pay such proportion of the rent for the remaining term as the value of the premises remaining bears to the total value of the premises at the date of condemnation. In the event that the demised premises are condemned in whole, or that such portion is condemned that the remainder is not susceptible for Lessee’s use hereunder, then Lessee may terminate this lease upon the date upon which the condemner acquires possession. All sums which may be payable on account of any condemnation shall belong to the Lessor, and Lessee shall not be entitled to any part thereof; provided however, that Lessee shall be entitled to retain any amount awarded to him for his trade fixtures, business damages and moving expenses.

16.    TRADE FIXTURES: Any and all improvements made to the premises during the term hereof shall belong to the Lessor, except trade fixtures of the Lessee. Lessee may, upon termination hereof, remove all its trade fixtures, but shall repair or pay for all repairs necessary for damages to the premises occasioned by removal, reasonable wear and tear excepted.

17.    DESTRUCTION OF PREMISES: In the event of a partial destruction of the premises during the term hereof, from any cause, Lessor shall repair the same provided that such repairs can be made within sixty (60) days under existing governmental laws and regulations, but such partial destruction shall not terminate this lease, except that Lessee shall be entitled to a proportionate reduction of rent while such repairs are being made, based upon the extent to which the making of such repairs shall interfere with the business of Lessee on the premises. If such repairs cannot be made within said sixty (60) days, Lessor, at his option, may make the same within a reasonable time, this lease continuing in effect with the rent proportionately abated as aforesaid, and in the event that Lessor shall not elect to make such repairs which cannot be made within sixty (60) days, this lease may be terminated at the option of either party.

In the event that the Building in which the demised premises may be situated is destroyed to an extent of not less than one-third of the replacement costs thereof, Lessee may elect to terminate this lease. A total destruction of the Building in which the premises may be situated shall result in an automatic termination of this lease.

In the event of any dispute between Lessor and Lessee with respect to the provisions hereof, the matter shall be settled by arbitration in such a manner as the parties may agree upon, or if they cannot agree, in accordance with the rules of the American Arbitration Association.

18.    INSOLVENCY: In the event that a receiver shall be appointed to take over the business of the Lessee, or in the event that the Lessee shall make a general assignment for the benefit of creditors, or Lessee shall take or suffer any action under any insolvency or bankruptcy act, the same shall constitute breach of this lease by Lessee.

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19.    REMEDIES OF Lessor ON DEFAULT: In the event there is a breach by Lessee with respect to any of the provisions of this Lease or its obligations under it, including the payment of rent, Lessor shall give Lessee written notice of such breach. After receipt of such written notice, Lessee shall have fifteen (15) days in which to cure any monetary breach and thirty (30) days in which to cure any non-monetary breach, provided Lessee shall have such extended period as may be required beyond the thirty (30) days if the nature of the cure is such that it reasonably requires more than thirty (30) days and Lessee commences the cure within the thirty (30) day period and thereafter continuously and diligently pursues the cure to completion. Lessor may not maintain any action or effect any remedies for default against Lessee unless and until Lessee has failed to cure the breach within the time periods provided in this Paragraph. In the event of any breach of this lease by Lessee beyond any applicable cure period, Lessor may, at its option, enter the leased premises to again have, repossess and enjoy the same as if the Lease had not been made, and thereupon this lease and everything herein contained on the part of Lessor to be done and performed shall cease, terminate, and be utterly void without prejudice, however, to the right of Lessor to recover from Lessee all rent due up to the time of entry and to be due during the term of this Lease. In case of such default and entry by Lessor, Lessor may relet said premises for the remainder of said term.

The various rights and remedies given to or reserved by Lessor by this Lease, or allowed by law, shall be cumulative, and no delay or omission to exercise any of Lessor's rights shall be construed as a waiver of any default or acquiescence therein, nor shall any waiver of any breach or any other provision thereof be considered a condonement of any continuing or subsequent breach of the same provision.

20.    SECURITY: The security deposit set forth above, if any, shall secure the performance of the Lessee's obligations hereunder. Lessor may, but shall not be obligated to apply all or portions of said deposit on account of Lessee's obligations hereunder. Any balance remaining upon termination shall be returned to Lessee. Lessee shall not have the right to apply the Security Deposit in payment of the last month's rent.

21.    DEPOSIT REFUNDS: The balance of all deposits shall be refunded within two weeks from date possession is delivered to Lessor or his authorized agent, together with a statement showing any changes made against such deposits by Lessor.

22.    ATTORNEY'S FEES: In case suit should be brought for recovery of the premises, or for any sum due hereunder, or because of any act which may arise out of the possession of the premises, by either party, the prevailing party shall be entitled to all costs incurred in connection with such action, including a reasonable attorney's fees.

23.    WAIVER: No failure of Lessor to enforce any term hereof shall be deemed to be a waiver.

24.    NOTICES: Any notice which either party may or is required to give, shall be given by mailing the same, postage prepaid, to lessee at the premises, or Lessor at the address shown below or at such other place as may be designated by the parties from time to time.

25.    HOLDING OVER: Any holding over after the expiration of this lease shall be construed as a month-to-month tenancy at a rental of $6,000.00 per month, otherwise in accordance with the terms hereof, as applicable.

26.    TIME: Time is of the essence of this lease.

27.    HEIRS, ASSIGNS, SUCCESSORS: This lease is binding upon the inures to the benefit of the heirs, assigns and successors in interest to the parties.

28.    LEAD-BASED PAINT WARNING STATEMENT: Lessee is hereby notified that the premises may present exposure to lead from lead-based paint that may place young children at risk of developing lead poisoning. Lead poisoning in young children may produce permanent neurological damage, including learning disabilities, reduced intelligence quotient, behavioral problems, and impaired memory. Lead poisoning also poses a particular risk to pregnant women. A risk assessment or inspection by Lessee for possible lead-based paint hazards is recommended by Lessor prior to occupancy.

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29.    HAZARDOUS MATERIALS: Lessor shall hold Lessee harmless and indemnify Lessee from and assume all duties, responsibility and liability at Lessor's sole cost and expense, for all duties, responsibilities, and liability (for payment of penalties, sanctions, forfeitures, losses, costs, or damages) and for responding to any action, notice, claim, order, summons, citation, directive, litigation, investigation or proceeding which is in any way related to: a) failure to comply with any environmental or industrial hygiene law, including without limitation any regulations, guidelines, standards, or policies of any governmental authorities regulating or imposing standards of liability or standards of conduct with regard to any environmental or industrial hygiene concerns or conditions prior to the Effective Date; and b) any environmental or industrial hygiene conditions arising out of or in any way related to the condition of the Building or premises or activities conducted thereon, unless such environmental conditions are caused by Lessee. Lessee shall comply at all times with all Pinellas County, State of Florida and U.S. Government laws concerning renovation of the leased premises. This compliance includes, but is not limited to, a thorough written asbestos inspection and asbestos survey report, written notification, proper removal practices and proper disposal of regulated asbestos containing materials prior to any applicable renovation of the demised premises. Lessee shall indemnify, protect, defend and hold Lessor harmless from and against any and all claims arising out of, in connection with, or directly or indirectly arising out of the generation, treatment, release, disposal or transportation of regulated asbestos containing materials by Lessee, or any successor, assignee or sublessee of Lessee, or their respective agents, contractors, employees, licensees, or invitees, on, about or from the leased premises, including, but not limited to, all foreseeable and unforeseeable costs, expenses, and liabilities related to any inspection, survey, testing, repair, cleanup or removal costs, and any foreseeable or unforeseeable consequential damages.

30.    LIMITATION OF LIABILITY. Except for indemnification pursuant to paragraphs 9 and 29, neither Party shall be liable to the other, or any of their respective agents, representatives, employees for any lost revenue, lost profits, loss of technology, rights or services, incidental, punitive, indirect, special or consequential damages, loss of data, or interruption or loss of use of service, even if advised of the possibility of such damages, whether under theory of contract, tort (including negligence), strict liability or otherwise.

31.    ENTIRE AGREEMENT: The foregoing constitutes the entire agreement between the parties and may be modified only by a writing signed by both parties. The following Exhibits, if any, have been made a part of this lease before the parties' execution hereof:                                                                                                                                                                           .

32.    SUBORDINATION AND NON-DISTURBANCE. At Lessor's option, this Lease shall be subordinate to any future master lease, ground lease, mortgage, deed of trust or other security interest (a “Mortgage”) by Lessor which from time to time may encumber all or part of the premises, Building or right-of-way; provided, however, as a condition precedent to Lessee being required to subordinate its interest in this Lease to any future Mortgage, Lessor shall obtain for Lessee's benefit a non disturbance and attornment agreement for Lessee's benefit in the form reasonably satisfactory to Lessee.

33.    INTEGRATION. It is agreed and understood that this Lease contains all agreements, promises and understandings between Lessor and Lessee and that no verbal or oral agreements, promises or understandings shall be binding upon either Lessor or Lessee in any dispute, controversy or proceeding at law, and any addition, variation or modification to this Lease shall be void and ineffective unless made in writing signed by the parties. In the event any provision of the Lease is found to be invalid or unenforceable, such finding shall not affect the validity and enforceability of the remaining provisions of this Lease. The failure of either party to insist upon strict performance of any of the terms or conditions of this Lease or to exercise any of its rights under the Lease shall not waive such rights and such party shall have the right to enforce such rights at any time and take such action as may be lawful and authorized under this Lease, in law or in equity.

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34.    TITLE. Lessor represents and warrants to Lessee as of the execution date of this Lease, and covenants during the term that Lessor is seized of good and sufficient title and interest to the Property and has full authority to enter into and execute this Lease. Lessor further covenants during the Term that there are no liens, judgments or impediments of title on the Property, or affecting Lessor's title to the same and that there are no covenants, easements or restrictions which prevent or adversely affect the use or occupancy of the Premises by Lessee as set forth above. The Lessee’s equipment are personal property of the Lessee and the Lessee at all times owns and controls them. Lessor and Lessee agree, and Lessor shall so inform any purchaser or mortgagee of the Property of this Lease and that all equipment owned by Lessee shall be and remain the property of Lessee under all circumstances, under Lessee’s exclusive control, free and clear of any liens or encumbrances other than those permitted by Lessee, and shall be deemed to be and remain personal property and not part of the real estate on which the same are located. Lessor further covenants that Lessee, on paying the rent and performing the covenants herein, shall peaceably and quietly have, hold and enjoy the premises

35.    SURVIVAL. The provisions of the Lease relating to indemnification from one party to the other party shall survive any termination or expiration of this Lease. Additionally, any provisions of this Lease which require performance subsequent to the termination or expiration of this Lease shall also survive such termination or expiration.

36.    LESSOR’S REMOVAL OF PERSONAL PROPERTY. Within thirty (30) days of the Effective Date, Lessor shall: (i) remove all personal property owned by Lessor and stored at the premises that was not sold the Lessee in connection with the SPA; (ii) repair any damage to the premises caused by Lessor’s storage and removal of said personal property; and (iii) leave the premises in a clean and orderly condition.

37.    RADON GAS DISCLOSURE. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY HEALTH DEPARTMENT.

The undersigned Lessee hereby acknowledges receipt of a copy hereof.

IN WITNESS WHEREOF, the parties hereto have set their hands and affixed their respective seals the day and year first above written.

Witnesses:	“Lessor”

Name:	By:	Robert A. Ficocelli, as Trustee of the Robert A. Ficocelli Revocable Trust Agreement, dated September 17, 2004

Date:

Name:

Witnesses:	“Lessee”

Equipment Sales and Service, Inc.,
Name:	a Florida corporation

By:
Name:	Name:
Title:
Date:

6

NONSOLICITATION AND NONCOMPETITION AGREEMENT

THIS NONSOLICITATION AND NONCOMPETITION AGREEMENT (this “Agreement”) is made and entered into effective as of ____________, by and among MagneGas Corporation, a Florida corporation (“MagneGas”) and Equipment Sales and Service, Inc., a Florida corporation (the “Company”) on the one part, and Stephen R. Homer (“Homer”).

RECITALS

WHEREAS, MagneGas is the purchaser under that certain Stock Purchase Agreement (the “SPA”) between MagneGas and Homer, the Robert A. Ficocelli Revocable Trust, and Robert A. Ficocelli (jointly, Homer, the Trust and Mr. Ficocelli as “Seller Parties” thereunder), dated as of October 10, 2014 for the purchase of all the stock of the Company from the Seller Parties thereunder;

WHEREAS, an integral part of the incentive for MagneGas to pay the purchase price under the SPA (the “Purchase Price”) is Homer’s agreement to enter into a non-competition and non-solicitation agreement with the Company and MagneGas under the terms set forth herein;

NOW, THEREFORE, in consideration of MagneGas’s payment of the Purchase Price, part of which is directly related to the benefit to be received by MagneGas hereunder, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Nonsolicitation. For a period of five (5) years after the closing of the transactions contemplated by the SPA (the “Restriction Period”), Homer shall not, directly or indirectly solicit, induce, or influence any customer, supplier, lender, lessor, or any other person or entity which has a business relationship with the Company (or any affiliate of the Company) to discontinue, reduce the extent of, or otherwise adversely affect such business relationship. Homer shall not, at any time during the Restriction Period, directly or indirectly recruit, solicit, hire, employ or otherwise induce or influence any employee, agent, independent contractor, or consultant of the Company (or any affiliate of the Company) to discontinue his/her/its employment, agency, contract, or other relationship with the Company (or such affiliate).

Section 2. Confidentiality. Homer acknowledges that he is a party to that certain Confidential Non-Disclosure Agreement dated as of August 13, 2014 with MagneGas (the “NDA”), and that the SPA also contains certain confidentiality provisions as to the transactions contemplated thereby, and that nothing stated herein is intended to alter, modify or amend the terms of such confidentiality provisions or the terms of the NDA. Homer’s obligations pursuant to such NDA and confidentiality provisions shall continue in full force and effect and shall apply to all Company property as identified in such NDA and to all Confidential Information, as defined below. “Confidential Information” shall mean information relating to the Company and the Company’s affiliates’ method of operations, techniques, business programs, business strategies, computer systems, computer programming, developments, improvements, business plans, research, discoveries, accounting, recording, marketing, advertising and promotional materials, suppliers, pricing, costs, customers, and employees, as well as other information which may be deemed by any custom, usage, or authority to be intellectual property, trade secrets, or know-how, AND as to the terms of the SPA and its effect on such Confidential Information. Homer recognizes and acknowledges that each and every item of Confidential Information is a valuable, special, and unique asset of the Company and the Company’s affiliates. Accordingly, Homer will not disclose, disseminate, publish, or use any portion of the Confidential Information for any purpose whatsoever, unless such disclosure, dissemination, publication, or use is expressly permitted by Company in writing or is compelled by a court order or subpoena.

Section 3. Noncompetition Obligations. During the Restriction Period Homer shall not, individually or jointly with others, directly or indirectly, whether for his own account or for that of any other person or entity, own or hold any ownership interest in any person or entity engaged in a business which directly or indirectly competes with or has a business relationship with the Company or MagneGas, and Homer shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person, or entity; provided, however, that it shall not be a violation of this Section 3 for Homer to own a one percent (1%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission.

Specifically, by way of illustration and not of limitation, Homer shall not invest in or solicit for employment at the following businesses: welding gas distribution companies, welding repair companies, industrial gas distribution companies, gas manufacturing companies.

Section 4. Reasonableness of Restrictions; Reformation; Enforcement. Homer recognizes and acknowledges that the geographical and time limitations contained in Sections 1 and 3 of this Agreement are reasonable and properly required for the adequate protection of MagneGas, the Company and their affiliates’ legitimate business interests. It is agreed by the parties hereto that if any portion of the restrictions contained in Sections 1 or 3 are held to be unreasonable, arbitrary, or against public policy, then the restrictions shall be considered divisible, both as to the time and to geographical area, with each month of the specified period being deemed a separate period of time and each county of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area which is determined to be reasonable, nonarbitrary, and not against public policy may be enforced against Homer. If Homer violates any of the covenants contained herein and if any action is instituted by MagneGas or the Company to prevent or enjoin such violation, then the period of time during which Homer’s business activities shall be restricted, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of Homer’s breach of the terms or covenants contained in this Agreement and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal. Homer expressly agrees and acknowledges that the transactions contemplated by the SPA include the sale of the trade secrets previously held by Homer through his ownership of the Company and that the restrictive covenants contained in this Agreement, including their length and geographic scope are necessary to protect MagneGas and the Company and to give them the benefit of the bargain contemplated by the SPA.

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Section 5. No Remedy at Law. Homer agrees that the remedy at law for any breach by Homer of the covenants contained in Sections 1, 2, and 3 hereof will be inadequate and would be difficult to ascertain and will cause irreparable injury to MagneGas and/or the Company, for which neither MagneGas nor the Company will have an adequate remedy at law. Therefore, in the event of the breach or threatened breach of any such covenants, MagneGas and the Company, in addition to any other remedy, shall have the right to enjoin Homer from any threatened or actual activities in violation thereof, and Homer hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce any such covenants without the necessity of proof of actual damages. In the event that MagneGas or the Company does apply for such an injunction, Homer shall not raise as a defense thereto that MagneGas or the Company has an adequate remedy at law.

Section 6. Miscellaneous .

a. Amendments. No change, modification, or termination of any of the terms, provisions, or conditions of this Agreement shall be effective unless made in writing and signed or initialed by all parties hereto. There shall be no oral modifications of this Agreement.

b. Governing Law; Litigation. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of choice of law thereunder. Any dispute directly or indirectly arising under or related to this Agreement shall be resolved exclusively in the state or federal courts located in Pinellas County, Florida, and the parties hereto hereby consent to the jurisdiction of such courts for this purpose.

c. Severability. Each section and paragraph of this Agreement constitutes a separate and distinct provision. In the event that such a provision is determined to be invalid or unenforceable, the provision shall be deemed limited in scope and effect to the extent, and only to the extent, necessary to render the same valid and enforceable. If such a limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

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d. Headings and Captions. The headings, titles, captions, and sections contained in this Agreement are provided for convenience of reference only and shall not be considered a part hereof for purposes of interpreting or applying this Agreement; such titles or captions do not define, limit, extend, explain, or describe the scope or extent of this Agreement or any of its terms, provisions, representations, warranties, conditions, etc., in any manner or way whatsoever.

e. Gender and Number. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter and to the singular or plural as the identity of the person or entity or persons or entities may require.

g. Assignment; Binding Effect on Successors and Assigns; Waiver. This Agreement may not be assigned by either party hereto without the written consent of the other party, except that this Agreement may be assigned by MagneGas or the Company to any affiliate of either of them. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors, heirs, and permitted assigns. The successors and assigns of MagneGas and/or the Company may enforce any and all provisions of this Agreement. The failure of a party to enforce any term, provision, or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision, or condition for the future, nor shall any specific waiver of a term, provision, or condition at one time be deemed a waiver of such term, provision, or condition for any future time or times.

h. Entire Agreement; Counterparts. This Agreement and the SPA constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and it supersedes all prior memoranda, correspondence, conversations, and negotiations. This Agreement may be executed in several counterparts that together shall constitute but one and the same Agreement.

i. No Conflicting Obligations. Homer hereby represents and warrants to MagneGas and the Company that Homer is not a party to, nor is Homer bound by, any agreement, court order, or other obligation that would restrict or prohibit Homer from performing any services for MagneGas or the Company or any affiliate thereof.

[SIGNATURES ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first set forth above.

Stephen R. Homer

“Homer”

MagneGas Corporation

By:
Ermanno Santilli
Its:	President

“MagneGas”

Equipment Sales and Service, Inc.

By:

(printed name of authorized officer)
Its:

5

NONSOLICITATION AND NONCOMPETITION AGREEMENT

THIS NONSOLICITATION AND NONCOMPETITION AGREEMENT (this “Agreement”) is made and entered into effective as of ____________, by and among MagneGas Corporation, a Florida corporation (“MagneGas”) and Equipment Sales and Service, Inc., a Florida corporation (the “Company”) on the one part, and Robert Ficocelli (“Ficocelli”).

RECITALS

WHEREAS, MagneGas is the purchaser under that certain Stock Purchase Agreement (the “SPA”) between MagneGas and Ficocelli, the Robert A. Ficocelli Revocable Trust, and Stephen R. Homer (jointly, Ficocelli, the Trust and Mr. Homer as “Seller Parties” thereunder), dated as of October 10, 2014 for the purchase of all the stock of the Company from the Seller Parties thereunder;

WHEREAS, an integral part of the incentive for MagneGas to pay the purchase price under the SPA (the “Purchase Price”) is Ficocelli’s agreement to enter into a non-competition and non-solicitation agreement with the Company and MagneGas under the terms set forth herein;

NOW, THEREFORE, in consideration of MagneGas’s payment of the Purchase Price, part of which is directly related to the benefit to be received by MagneGas hereunder, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1. Nonsolicitation. For a period of five (5) years after the closing of the transactions contemplated by the SPA (the “Restriction Period”), Ficocelli shall not, directly or indirectly solicit, induce, or influence any customer, supplier, lender, lessor, or any other person or entity which has a business relationship with the Company (or any affiliate of the Company) to discontinue, reduce the extent of, or otherwise adversely affect such business relationship. Ficocelli shall not, at any time during the Restriction Period, directly or indirectly recruit, solicit, hire, employ or otherwise induce or influence any employee, agent, independent contractor, or consultant of the Company (or any affiliate of the Company) to discontinue his/her/its employment, agency, contract, or other relationship with the Company (or such affiliate).

Section 2. Confidentiality. Ficocelli acknowledges that he is a party to that certain Confidential Non-Disclosure Agreement dated as of August 13, 2014 with MagneGas (the “NDA”), and that the SPA also contains certain confidentiality provisions as to the transactions contemplated thereby, and that nothing stated herein is intended to alter, modify or amend the terms of such confidentiality provisions or the terms of the NDA. Ficocelli’s obligations pursuant to such NDA and confidentiality provisions shall continue in full force and effect and shall apply to all Company property as identified in such NDA and to all Confidential Information, as defined below. “Confidential Information” shall mean information relating to the Company and the Company’s affiliates’ method of operations, techniques, business programs, business strategies, computer systems, computer programming, developments, improvements, business plans, research, discoveries, accounting, recording, marketing, advertising and promotional materials, suppliers, pricing, costs, customers, and employees, as well as other information which may be deemed by any custom, usage, or authority to be intellectual property, trade secrets, or know-how, AND as to the terms of the SPA and its effect on such Confidential Information. Ficocelli recognizes and acknowledges that each and every item of Confidential Information is a valuable, special, and unique asset of the Company and the Company’s affiliates. Accordingly, Ficocelli will not disclose, disseminate, publish, or use any portion of the Confidential Information for any purpose whatsoever, unless such disclosure, dissemination, publication, or use is expressly permitted by Company in writing or is compelled by a court order or subpoena.

Section 3. Noncompetition Obligations. During the Restriction Period Ficocelli shall not, individually or jointly with others, directly or indirectly, whether for his own account or for that of any other person or entity, own or hold any ownership interest in any person or entity engaged in a business which directly or indirectly competes with or has a business relationship with the Company or MagneGas, and Ficocelli shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person, or entity; provided, however, that it shall not be a violation of this Section 3 for Ficocelli to own a one percent (1%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission.

Specifically, by way of illustration and not of limitation, Ficocelli shall not invest in or solicit for employment at the following businesses: welding gas distribution companies, welding repair companies, industrial gas distribution companies, gas manufacturing companies.

Section 4. Reasonableness of Restrictions; Reformation; Enforcement. Ficocelli recognizes and acknowledges that the geographical and time limitations contained in Sections 1 and 3 of this Agreement are reasonable and properly required for the adequate protection of MagneGas, the Company and their affiliates’ legitimate business interests. It is agreed by the parties hereto that if any portion of the restrictions contained in Sections 1 or 3 are held to be unreasonable, arbitrary, or against public policy, then the restrictions shall be considered divisible, both as to the time and to geographical area, with each month of the specified period being deemed a separate period of time and each county of the restricted territory being deemed a separate geographical area, so that the lesser period of time or geographical area shall remain effective so long as the same is not unreasonable, arbitrary, or against public policy. The parties hereto agree that in the event any court of competent jurisdiction determines the specified period or the specified geographical area of the restricted territory to be unreasonable, arbitrary, or against public policy, a lesser time period or geographical area which is determined to be reasonable, nonarbitrary, and not against public policy may be enforced against Ficocelli. If Ficocelli violates any of the covenants contained herein and if any action is instituted by MagneGas or the Company to prevent or enjoin such violation, then the period of time during which Ficocelli’s business activities shall be restricted, as provided in this Agreement, shall be lengthened by a period of time equal to the period between the date of Ficocelli’s breach of the terms or covenants contained in this Agreement and the date on which the decree of the court disposing of the issues upon the merits shall become final and not subject to further appeal. Ficocelli expressly agrees and acknowledges that the transactions contemplated by the SPA include the sale of the trade secrets previously held by Ficocelli through his ownership of the Company and that the restrictive covenants contained in this Agreement, including their length and geographic scope are necessary to protect MagneGas and the Company and to give them the benefit of the bargain contemplated by the SPA.

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Section 5. No Remedy at Law. Ficocelli agrees that the remedy at law for any breach by Ficocelli of the covenants contained in Sections 1, 2, and 3 hereof will be inadequate and would be difficult to ascertain and will cause irreparable injury to MagneGas and/or the Company, for which neither MagneGas nor the Company will have an adequate remedy at law. Therefore, in the event of the breach or threatened breach of any such covenants, MagneGas and the Company, in addition to any other remedy, shall have the right to enjoin Ficocelli from any threatened or actual activities in violation thereof, and Ficocelli hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce any such covenants without the necessity of proof of actual damages. In the event that MagneGas or the Company does apply for such an injunction, Ficocelli shall not raise as a defense thereto that MagneGas or the Company has an adequate remedy at law.

Section 6. Miscellaneous .

a. Amendments. No change, modification, or termination of any of the terms, provisions, or conditions of this Agreement shall be effective unless made in writing and signed or initialed by all parties hereto. There shall be no oral modifications of this Agreement.

b. Governing Law; Litigation. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to principles of choice of law thereunder. Any dispute directly or indirectly arising under or related to this Agreement shall be resolved exclusively in the state or federal courts located in Pinellas County, Florida, and the parties hereto hereby consent to the jurisdiction of such courts for this purpose.

c. Severability. Each section and paragraph of this Agreement constitutes a separate and distinct provision. In the event that such a provision is determined to be invalid or unenforceable, the provision shall be deemed limited in scope and effect to the extent, and only to the extent, necessary to render the same valid and enforceable. If such a limiting construction is impossible, such invalid or unenforceable provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect.

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d. Headings and Captions. The headings, titles, captions, and sections contained in this Agreement are provided for convenience of reference only and shall not be considered a part hereof for purposes of interpreting or applying this Agreement; such titles or captions do not define, limit, extend, explain, or describe the scope or extent of this Agreement or any of its terms, provisions, representations, warranties, conditions, etc., in any manner or way whatsoever.

e. Gender and Number. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter and to the singular or plural as the identity of the person or entity or persons or entities may require.

g. Assignment; Binding Effect on Successors and Assigns; Waiver. This Agreement may not be assigned by either party hereto without the written consent of the other party, except that this Agreement may be assigned by MagneGas or the Company to any affiliate of either of them. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors, heirs, and permitted assigns. The successors and assigns of MagneGas and/or the Company may enforce any and all provisions of this Agreement. The failure of a party to enforce any term, provision, or condition of this Agreement at any time or times shall not be deemed a waiver of that term, provision, or condition for the future, nor shall any specific waiver of a term, provision, or condition at one time be deemed a waiver of such term, provision, or condition for any future time or times.

h. Entire Agreement; Counterparts. This Agreement and the SPA constitute the entire agreement among the parties hereto with respect to the subject matter hereof, and it supersedes all prior memoranda, correspondence, conversations, and negotiations. This Agreement may be executed in several counterparts that together shall constitute but one and the same Agreement.

i. No Conflicting Obligations. Ficocelli hereby represents and warrants to MagneGas and the Company that Ficocelli is not a party to, nor is Ficocelli bound by, any agreement, court order, or other obligation that would restrict or prohibit Ficocelli from performing any services for MagneGas or the Company or any affiliate thereof.

[SIGNATURES ON THE FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have entered into this Agreement effective as of the date first set forth above.

Robert Ficocelli

“Ficocelli”

MagneGas Corporation

By:
Ermanno Santilli
Its:	President

“MagneGas”

Equipment Sales and Service, Inc.

By:

(printed name of authorized officer)
Its:

5

[FORM OF LEGAL OPINION]

MagneGas Corporation

150 Rainville Road

Tarpon Springs, FL 34689

Attention: Ermanno Santilli, President

Re:	Stock Purchase Agreement dated as of October 10, 2014 (“Agreement’) by and among MagneGas Corporation (“Purchaser”), Robert A. Ficocelli, individually and as trustee of the Robert A. Ficocelli Revocable Trust, and Stephen R. Homer (jointly, the “Seller Parties”).

Dear Mr. Santilli:

I have acted as counsel to the Seller Parties and to Equipment Sales and Service, Inc. (the “Corporation”) in connection with the transactions referred to in the Agreement (the “Transactions”). This opinion is rendered to you pursuant to Section 2.2(b)(iv) of the Agreement. Capitalized terms used in this letter and not defined herein shall have the meanings given to those terms in the Agreement.

I have examined the records of the Corporation, and such other agreements, documents, certificates, records or other instruments as I have deemed necessary or advisable for purposes of rendering the opinions expressed in this letter.

As to various questions of fact, I have relied upon the statements of officers of the Corporation, upon records available for public inspection at the office of the Florida Office of the Secretary of State (“SOS”) and upon certificates and other documents from and communications with the Florida SOS and other public officials.

I have investigated such questions of law for the purpose of rendering this opinion as I have deemed necessary. I am opining herein only as to matters of Florida law and have assumed that the internal laws of the State of Florida govern the Transaction Documents (as herein defined).

In reaching the opinions set forth below, I have assumed the following matters to be true:

(a)          Purchaser has duly and validly executed and delivered the Agreement and the related agreements and instruments (collectively, the “Transaction Documents”) to which Purchaser is a party, and Purchaser’s obligations set forth therein are its legal, valid and binding obligations, enforceable in accordance with their respective terms;

(b)          Each person executing any such Transaction Document on behalf of Purchaser is duly authorized to do so;

(c)          The Purchaser is duly organized, validly existing and in good standing under the laws its state of incorporation; and

(d)          All documents submitted to me as originals are authentic, all documents submitted to me as certified or photostatic copies conform to the original documents, all signatures on all documents submitted to me for examination are genuine, and all public records reviewed are accurate and complete.

Based upon and subject to the foregoing, I am of the opinion that:

1.          Equipment Sales and Service, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. The Articles of Incorporation of Equipment Sales and Service, Inc. do not violate any provision of the Florida Business Corporation Act, as amended.

2.          The Robert A. Ficocelli Revocable Trust (the “Trust”) is a trust properly constituted under the laws of Florida and Robert A. Ficocelli is its duly appointed trustee (the “Trustee”). The Trustee has all requisite power and authority to execute and deliver, on behalf of the Trust, the Transaction Documents to which the Trust is a party and to perform the obligations of the Trust under the Transaction Documents and to consummate the transactions contemplated thereby.

3.          Richard Homer is a natural person with legal capacity to execute and deliver the Transaction Documents to which he is a party and to perform his obligations under the Transaction Documents and to consummate the transactions contemplated thereby.

4.          Each of the Transaction Documents to which any of the Seller Parties is a party has been duly executed and delivered by such Selling Party and constitutes the valid and binding obligation of such Selling Party, enforceable against such Selling Party in accordance with its terms.

5.          The instruments of conveyance are in form and substance sufficient to transfer and assign to Purchaser each Selling Party’s right, title and interest in and to his or its respective shares of the Corporation’s common stock, purchased by the Purchaser from the Seller Parties pursuant to the terms and conditions of the Agreement (the “Purchased Stock”), and to the best of my knowledge, upon execution and delivery thereof, against payment of the purchase price therefor, the Seller Parties’ right, title and interest in and to the Purchased Stock will vest in Purchaser.

6.          The execution and delivery of the Transaction Documents by the Seller Parties and their respective performance of the Transaction Documents to which each Selling Party is a party, and the consummation of the transactions contemplated thereby, do not:

a.           violate, conflict with or result in the breach of any of the terms of, or result in a material modification of (i) the Trust’s governing documents, (ii) the Corporation’s Articles of Incorporation or Bylaws, (iii) to the best of my knowledge, any statute, law, rule or regulation, or any presently existing order, judgment or decree to which any of the Seller Parties, the Corporation, or the Corporation’s properties or assets are bound or subject;

b.           to the best of my knowledge, violate, conflict with or result in the breach of any of the terms of, or result in a material modification of, or constitute (or with notice or lapse of time, or both, constitute) a default under any contract or other agreement to which any Selling Party or the Corporation is a party, or by which it or any of their respective assets or properties may be bound or subject, or otherwise give any other contracting party the right to terminate any contract or agreement with a Selling Party or the Corporation; or

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c.           to the best of my knowledge, violate or cause any revocation of or limitation on any permit (i) that is necessary to the lawful conduct of the Business of the Corporation or (ii) the violation, revocation or limitation of which could reasonably be expected to have a material adverse effect on the Corporation or its assets.

7.          To the best of my knowledge, there is no action, suit, proceeding, arbitration or governmental investigation at law or in equity, or before or by any federal, state, municipal or other government department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or threatened against or affecting the Corporation, any Selling Party or any property of the Corporation or of any Selling Party that has had, or could reasonably be expected to result in, a material adverse effect on the Corporation or any of its assets.

8.          To the best of my knowledge, neither the Corporation nor any Selling Party is (i) in violation of any applicable law that has had, or could reasonably be expected to result in, a material adverse effect on the Corporation or such Selling Party, or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or any commission, board, bureau, agency or instrumentality, domestic or foreign, that has had, or could reasonably be expected to result in, a material adverse effect on any Selling Party,Corporation or any of its assets.

9.          The capitalization of the Corporation is as set forth on Attachment A to this opinion. All of the outstanding shares of the Corporation’s capital stock have been duly authorized, are validly issued, and are fully paid and non-assessable. The Corporation does not have any other authorized or outstanding series or classes of capital stock, or ot the best of my knowledge, any outstanding options, warrants, preemptive rights or other right to acquire any shares of capital stock of the Corporation.

10.         The Purchased Stock, when sold and delivered in accordance with the terms of the Agreement and for the consideration expressed therein, shall be duly and validly issued and outstanding.

11.         To the best of my knowledge, all consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations or filing with any governmental authority of the State of Florida on the part of the Corporation required in connection with the consummation of the transactions contemplated by the Agreement have been obtained and are effective at this date.

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ATTACHMENT A

Capitalization

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EXHIBITS AND SCHEDULES

Exhibit	Description

Exhibit 2.2(b)(ii)	Certification of Trust of Robert Ficocelli, as trustee of the Trust

Exhibit 2.2(b)(v)	Form of Opinion

Exhibit 3.1	Lease Agreement

Exhibit 3.2	Non-Competition and Non-Solicitation Agreement

Exhibit 9.2	Escrow Agreement

Schedule

Schedule 1.2	Additional Equipment

Schedule 3.5	Employees to enter into Employment Agreements

Schedule 4.7	Liabilities

Schedule 4.9	Listing of machinery, equipment, vehicles, and other items of tangible personal property owned or leased by the Corporation in excess of U.S. $5,000.00

Schedule 4.11	Material Contracts

Schedule 4.12	Litigation

Schedule 4.13	Environmental exceptions

Schedule 4.14	Employee Benefits

Schedule 4.15	Intellectual Property

Schedule 4.16	Inventory locations

Schedule 4.18	Employee Information